THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the contents of this document or what action you should take, you are recommended to seek immediately your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if not, another appropriately authorised independent professional adviser.

RECOMMENDED CASH OFFER

by

UBS INVESTMENT BANK

on behalf of

GD FIRST (UK) PLC

for

SYLTONE PLC

This document should be read in conjunction with the accompanying Form of Acceptance.

If you have sold or otherwise transferred all your Syltone Shares, please send this document and the accompanying Form of Acceptance and the reply-paid envelope as soon as possible to the purchaser or transferee or the stockbroker, bank or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into Australia, Canada, Japan or the United States or any other jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdictions.

The Offer (including the Loan Note Alternative) is not being made, directly or indirectly, in or into, or by use of the mails or any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national, state or other securities exchange of Australia, Canada, Japan or the United States, and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within Australia, Canada, Japan or the United States. Accordingly, neither this document nor the accompanying Form of Acceptance is being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into Australia, Canada, Japan or the United States and persons receiving this document and the accompanying Form of Acceptance (including custodians, nominees and trustees) must not distribute or send these documents into or from Australia, Canada, Japan or the United States. Doing so may render invalid any related purported acceptance of the Offer. These documents are not an extension of a tender offer in the United States for Syltone Shares. In the event that GD First extends the Offer into the United States at some future time, it will do so in satisfaction of the procedural and filing requirements of the United States securities laws at that time to the extent applicable thereto.

The laws of the relevant jurisdictions may affect the availability of the Offer to persons who are not resident in the United Kingdom or who are subject to other jurisdictions. Persons who are not resident in the United Kingdom or who are subject to any jurisdiction other than the United Kingdom, should inform themselves about, and observe, any applicable requirements. Any person (including custodians, nominees or trustees) who would, or otherwise intends to, forward this document and/or accompanying Form of Acceptance to any jurisdiction outside the United Kingdom, should read paragraph 17 in Part 2 and paragraph 5 of Appendix I before doing so.

The Loan Notes to be issued pursuant to the Offer, if any, have not been, and will not be, listed on any stock exchange. The Loan Notes will not be registered under the US Securities Act, or under any relevant securities laws of any state or other jurisdiction of the United States or the relevant securities laws of Japan, nor have clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with or registered by the Australian Securities and Investments Commission nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan. Accordingly, unless an exemption under such act or securities laws is available, Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national, state or other securities exchange of Australia, Canada, Japan or the United States, or any other jurisdiction in which an offer of Loan Notes would constitute (or result in the Offer constituting) a violation of relevant laws or require registration thereof, or to or for the account or benefit of any resident or person subject to the jurisdiction of Australia, Canada, Japan or the United States.

A letter from the Chairman of Syltone confirming the Board of Syltone’s recommendation to accept the Offer is set out in Part 1 of this document.

Any person who, alone or acting together with any other person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control securities of Syltone, owns or controls, or becomes the owner or controller of, directly or indirectly, one per cent. or more of any class of securities of Syltone is generally required under the provisions of Rule 8 of the Code to notify the Panel by not later than 12.00 noon on the business day following the date of the transaction of every dealing in such securities during the period to the date on which the Offer becomes or is declared unconditional as to acceptances or lapses or is withdrawn. A copy of such notification on the appropriate form should also be faxed to the Panel by that time on +44 (0) 20 7256 9386. In the event of any doubt as to the application of these requirements, the Panel should be consulted on +44 (0) 20 7382 9026. Dealings by Syltone, GD First or their respective “associates” (within the definition set out in the Code) in any class of securities of Syltone or referable thereto until the end of such period must also be so disclosed.

UBS is acting for Gardner Denver and GD First in connection with the Offer and no-one else and will not be responsible to anyone other than Gardner Denver and GD First for providing the protections offered to clients of UBS nor for providing advice in relation to the Offer.

ING, which is regulated in the UK for the conduct of investment business by the Financial Services Authority, is acting for Syltone and no-one else in connection with the Offer and will not be responsible to anyone other than Syltone for providing the protections afforded to customers of ING nor for giving advice in relation to the Offer.

Contents

TO ACCEPT THE OFFER, IF YOU HOLD SYLTONE SHARES IN CERTIFICATED FORM, YOU SHOULD COMPLETE THE ACCOMPANYING FORM OF ACCEPTANCE IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED THEREON. THE COMPLETED FORM OF ACCEPTANCE, TOGETHER WITH YOUR SHARE CERTIFICATE(S) AND OTHER DOCUMENT(S) OF TITLE SHOULD BE RETURNED AS SOON AS POSSIBLE AND IN ANY EVENT SO AS TO BE RECEIVED BY POST OR (DURING NORMAL BUSINESS HOURS ONLY) BY HAND BY CAPITA IRG PLC, CORPORATE ACTIONS, PO BOX 166, THE REGISTRY, 34 BECKENHAM ROAD, BECKENHAM, KENT BR3 4TU, NO LATER THAN 3.00 P.M. ON 16 DECEMBER 2003. A REPLY PAID ENVELOPE IS ENCLOSED FOR USE IN THE UNITED KINGDOM. IF YOU HOLD YOUR SYLTONE SHARES IN UNCERTIFICATED FORM, THAT IS, IN CREST, YOU SHOULD READ PARAGRAPH 16(B) OF PART 2 AND ENSURE THAT AN ELECTRONIC ACCEPTANCE IS MADE BY YOU OR ON YOUR BEHALF AND SETTLEMENT IS NO LATER THAN 3.00 P.M. ON 16 DECEMBER 2003.

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Part 1 – Letter from the Chairman of Syltone

Peter J Andrews (Chairman) Trevor J Murch Andrew Hartley Richard Templeton* John C Barnsley* Dr David L Speirs* * non-executive directors	Syltone plc Registered Office: Springmill Street Bradford West Yorkshire BD5 7HW (Registered in England No. 736644)

25 November 2003

To Syltone Shareholders and, for information only, to participants in the Syltone Share Option Schemes

Dear Shareholder,

Recommended Cash Offer by UBS Investment Bank on behalf of GD First for Syltone

Introduction

It was announced on 13 November 2003 that the Boards of Syltone and Gardner Denver had reached agreement on the terms of a recommended cash offer to be made by UBS on behalf of GD First, a wholly owned subsidiary of Gardner Denver, for the whole of the issued and to be issued share capital of Syltone.

I am now writing to you to explain the background to the Offer and the reasons why your Board considers the terms of the Offer to be fair and reasonable and, accordingly, unanimously recommends that you accept the Offer in respect of all your Syltone Shares.

Terms of the Offer

The formal Offer is set out in the letter from UBS in Part 2 of this document and is being made on the following basis:

for each Syltone Share                185 pence in cash

The Offer values the whole of Syltone’s existing issued share capital at approximately £47.2 million.

The Offer represents a premium of approximately 45.8 per cent. over the average Closing Price of 126.9 pence per Syltone Share for the six months ended on 12 November 2003, the date immediately preceding the announcement of the Offer and a premium of 28.9 per cent. over the Closing Price of 143.5 pence per Syltone Share on that date.

The Offer will extend to any Syltone Shares issued or unconditionally allotted while the Offer remains open for acceptance, including any Syltone Shares allotted or issued pursuant to the exercise of options under the Syltone Share Option Schemes.

A Loan Note Alternative is also being provided under which Syltone Shareholders may elect to receive Loan Notes in lieu of some or all of the cash consideration which they would otherwise be entitled to receive under the Offer. Further information concerning the Loan Note Alternative is set out in Part 2 of this document and in Appendix II.

Part 1 –Letter from the Chairman of Syltone

Irrevocable Undertakings

GD First has received irrevocable undertakings to accept the Offer from the directors of Syltone and certain of their related parties in respect of 335,514 Syltone Shares, representing approximately 1.32 per cent. of the existing issued share capital of Syltone. The terms of these irrevocable undertakings continue to bind in the event of a competing offer from a third party.

In addition, GD First has received irrevocable undertakings to accept the Offer from certain private investors in respect of a total of 6,382,555 Syltone Shares, representing approximately 25.02 per cent. of the existing issued share capital of Syltone. The terms of these irrevocable undertakings continue to bind in the event of a competing offer from a third party.

GD First has also received irrevocable undertakings to accept the Offer in respect of a total of 4,320,896 Syltone Shares, representing approximately 16.94 per cent. of the existing issued share capital of Syltone, held by certain institutional investors. These undertakings will cease to be binding in the event that a competing offer is made for Syltone by another party within 14 days after the despatch of this document, the value of that competing offer exceeds the value of the Offer by 10 per cent. or more in cash and the Offer is not revised to a value which is not less favourable than such competing offer within 14 days.

In addition non-binding letters of intent to accept the Offer have been received in respect of a total of 2,302,075 Syltone Shares, representing approximately 9.02 per cent. of the existing issued share capital of Syltone.

Accordingly, GD First has received undertakings to accept or indications of an intention to accept the Offer in respect of a total of 13,341,040 Syltone Shares representing approximately 52.30 per cent. of the existing issued share capital of Syltone.

Background to and Reasons for Recommending the Offer

Syltone was established in 1962 and floated 10 years later on the London Stock Exchange. Its principal activity is the design, manufacture, sale and service of specialist equipment for the international transportation industry and it has succeeded in developing a significant presence in the United Kingdom, North American and continental European markets.

Based in Quincy, Illinois, Gardner Denver is an acknowledged international leader in manufacturing compressors, blowers and pumps for industrial and petroleum applications and has long had ambitions to grow internationally through the addition of complementary products and channels.

The Boards of Syltone and Gardner Denver believe that the businesses of Syltone and Gardner Denver will together have an enhanced ability to serve their respective markets.

In the opinion of the Board of Syltone, the Offer represents an attractive price and good value for Syltone Shareholders.

Syltone Share Option Schemes

The Offer extends to any Syltone Shares issued or unconditionally allotted or acquired pursuant to the exercise of options under the Syltone Share Option Schemes prior to the date on which the Offer closes (or such earlier date as GD First may, subject to the Code, determine). GD First intends to make appropriate proposals to holders of options under the Syltone Share Option Schemes to the extent that such options have not been exercised or lapsed. These proposals will include an offer that all outstanding options be cancelled for a cash payment per share equivalent to the amount by which the Offer price exceeds the relevant option exercise price.

Part 1 –Letter from the Chairman of Syltone

Directors, Management and Employees

GD First has given assurances to the directors of Syltone that, on the Offer becoming or being declared unconditional in all respects, it will observe the existing contractual and statutory employment rights, including accrued pension rights, of all Syltone employees as required by applicable law.

It is expected that, following the Offer becoming or being declared unconditional in all respects, Trevor Murch and Andrew Hartley will remain directors of Syltone. Richard Templeton, John Barnsley and David Speirs have agreed to resign from the Board of Syltone upon the Offer becoming or being declared wholly unconditional; particulars of the compensation to be paid to each of them are set out in paragraph 6 of Appendix V. In addition, I shall resign from the Board upon the Offer becoming or being declared wholly unconditional.

Current Trading and Prospects

Your attention is drawn to Syltone’s interim statement in respect of the six-month period ended 30 September 2003 which is reproduced in Part B of Appendix IV and which contains details of the current trading position and prospects of Syltone.

Inducement Fee

Syltone has agreed to pay GD First a fee of £471,954 in the event that, following the announcement of the Offer and before the Offer becomes wholly unconditional or lapses or is withdrawn, (i) a higher or recommended competing offer becomes wholly unconditional, or (ii) another offer is the subject of market speculation and the Board of Syltone withdraws or modifies its approval or recommendation of the Offer as a result thereof and such offer or any other higher or recommended competing offer subsequently becomes wholly unconditional.

Taxation

Your attention is drawn to the paragraph headed “UK Taxation” in paragraph 15 of the letter from UBS in Part 2 of this document. If you are in any doubt as to your own tax position, you should consult an appropriate independent professional adviser.

Action to be Taken

If you hold Syltone Shares in certificated form, in order to accept the Offer, you should complete the accompanying Form of Acceptance in accordance with the instructions printed thereon. The completed Form of Acceptance, together with your share certificate and other document(s) of title, should be returned as soon as possible and in any event, no later than 3.00 p.m. on 16 December 2003, so as to be received by post or by hand (during normal business hours only) by Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU. A reply paid envelope is enclosed for your use in the United Kingdom.

If your Syltone Shares are in uncertificated form, in order to accept the Offer, you should read paragraph 16(b) of Part 2 of this document and ensure that an Electronic Acceptance is made by you or on your behalf no later than 3.00 p.m. on 16 December 2003.

If you have any questions as to how to complete the Form of Acceptance (or wish to request additional Forms of Acceptance) or make an Electronic Acceptance, please contact Capita IRG Plc, Corporate Actions, on 0870 162 3100 or, if calling from outside the UK, +44 (0) 20 8639 2157.

If you are in any doubt as to the action you should take, you should consult an independent financial adviser authorised under the Financial Services and Markets Act 2000.

Part 1 –Letter from the Chairman of Syltone

Recommendation

The directors of Syltone, who have been so advised by ING, consider the terms of the Offer to be fair and reasonable. In giving advice to the directors of Syltone, ING has taken into account factors including the directors’ commercial assessment.

Accordingly, the directors of Syltone unanimously recommend all Syltone Shareholders to accept the Offer as they have irrevocably undertaken to do in respect of shares in which they are beneficially interested amounting in aggregate to 335,514 Syltone Shares, representing approximately 1.32 per cent. of the existing issued share capital of Syltone.

Yours faithfully,
Peter J Andrews
Chairman

Part 2 – Letter from UBS to Syltone Shareholders

UBS Limited Registered office: 1 Finsbury Avenue London EC2M 2PP (Registered No. 2035362)

25 November 2003

To Syltone Shareholders and, for information only, to participants in the Syltone Share Option Schemes

Dear Sir or Madam,

Recommended Cash Offer by UBS Investment Bank on behalf of GD First for Syltone

1. Introduction

On 13 November 2003 the Boards of Gardner Denver and Syltone announced that they had reached agreement on the terms of a recommended cash offer, to be made by UBS on behalf of GD First, a wholly-owned subsidiary of Gardner Denver, to acquire the whole of the issued and to be issued share capital of Syltone.

The Offer values each Syltone Share at 185 pence and the whole of Syltone’s existing issued share capital at approximately £47.2 million. Syltone Shareholders are also being offered a Loan Note Alternative.

Your attention is drawn to the letter of recommendation from Peter Andrews, the Chairman of Syltone, in Part 1 of this document, which sets out the reasons why the Board of Syltone, which has been so advised by ING, considers the terms of the Offer to be fair and reasonable and why the directors of Syltone unanimously recommend that Syltone Shareholders accept the Offer in respect of all their Syltone Shares as they have irrevocably agreed to in respect of their own beneficial holdings.

The procedure for acceptance is set out in paragraph 16 below and in the accompanying Form of Acceptance. Forms of Acceptance must be completed and returned to Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, as soon as possible, but, in any event, so as to arrive no later than 3.00 p.m. on 16 December 2003.

2. Irrevocable Undertakings

GD First has received irrevocable undertakings to accept the Offer from the directors of Syltone and certain of their related parties in respect of 335,514 Syltone Shares, representing approximately 1.32 per cent. of the existing issued share capital of Syltone. The terms of these irrevocable undertakings continue to bind in the event of a competing offer from a third party.

In addition, GD First has received irrevocable undertakings to accept the Offer from certain private investors in respect of a total of 6,382,555 Syltone Shares, representing approximately 25.02 per cent. of the existing issued share capital of Syltone. The terms of these irrevocable undertakings continue to bind in the event of a competing offer from a third party.

GD First has also received irrevocable undertakings to accept the Offer in respect of a total of 4,320,896 Syltone Shares, representing approximately 16.94 per cent. of the existing issued share capital of Syltone, held by certain institutional investors. These undertakings will cease to be binding in the event that a competing offer is made for Syltone by another party within 14 days after the despatch of this document, the value of that competing offer exceeds the value of the Offer by 10 per cent. or more in cash and the Offer is not revised to a value which is not less favourable than such competing offer within 14 days.

Part 2 –Letter from UBS to Syltone Shareholders

In addition non-binding letters of intent to accept the Offer have been received in respect of a total of 2,302,075 Syltone Shares, representing approximately 9.02 per cent. of the existing issued share capital of Syltone.

Accordingly, GD First has received undertakings to accept or indications of an intention to accept the Offer in respect of a total of 13,341,040 Syltone Shares representing approximately 52.30 per cent. of the existing issued share capital of Syltone.

3. The Offer

On behalf of GD First, UBS hereby offers to acquire, on the terms and subject to the conditions set out in this document and in the Form of Acceptance, all of the Syltone Shares on the following basis:

for each Syltone Share                185 pence in cash

The Offer values the whole of Syltone’s existing issued share capital at approximately £47.2 million.

The Offer represents a premium of approximately 45.8 per cent. over the average Closing Price of 126.9 pence per Syltone Share for the six months ended on 12 November 2003, the date prior to the announcement of the Offer and a premium of 28.9 per cent. over the Closing Price of 143.5 pence per Syltone Share on that date.

The Offer will extend to any Syltone Shares unconditionally allotted or issued while the Offer remains open for acceptance, including any Syltone Shares allotted or issued pursuant to the exercise of options under the Syltone Share Option Schemes at or prior to the time at which the Offer ceases to be open for acceptance or, subject to the provisions of the Code, such earlier time and/or date as GD First may determine.

The conditions and further terms of the Offer are set out in Appendix I and in the accompanying Form of Acceptance.

4. The Loan Note Alternative

As an alternative to some or all of the cash consideration which would otherwise be receivable by them under the Offer, Syltone Shareholders (other than certain Overseas Shareholders) who validly accept the Offer may elect to receive Loan Notes to be issued by GD First in lieu of cash to which they would otherwise be entitled, on the following basis:

for every £1 of cash consideration under the Offer £           1 nominal of Loan Notes

The Loan Notes, which will be governed by English law, will be unsecured and will be issued, credited as fully paid, in amounts and integral multiples of £1 nominal value; all fractional entitlements will be disregarded and not paid. Payment of principal and interest on the Loan Notes will be guaranteed by Gardner Denver.

No Loan Notes will be issued unless, by the time the Offer becomes or is declared wholly unconditional, valid elections have been received for at least £2.5 million nominal of Loan Notes. If insufficient elections are received, Syltone Shareholders who validly elect for the Loan Note Alternative will instead receive cash in accordance with the terms of the Offer.

The Loan Notes will bear interest (from the date of issue to the relevant holder of Loan Notes) payable every six months in arrears, at a rate per annum of one half of one per cent. (0.5 per cent.) below LIBOR for six months deposits of sterling on the first business day of each interest period. Interest on the Loan Notes will be payable on 30 June and 31 December in each year (or, if not a business day in any year, on the next succeeding business day), commencing on 30 June 2004. The Loan Notes will be redeemable at par at the option of the Loan Noteholder, in whole or in part, on any interest payment date falling on or after 31 December 2004. If at any time the aggregate nominal amount of all Loan Notes outstanding is £500,000 or less, GD First shall have the right to redeem all (but not some only) of the outstanding Loan Notes by payment of the nominal amount thereof together with accrued interest. Any Loan Notes outstanding on 30 June 2009 will be redeemed in full together with accrued interest on the same day (or, if not a business day, on the first business day thereafter). The Loan Notes will, subject to certain conditions, be transferable but no application is intended to be made for the Loan Notes to be listed or dealt in on any stock exchange. The Loan Notes have not been, and will not be, registered under the US Securities Act or under any other securities laws and should not be offered, sold, resold,

Part 2 –Letter from UBS to Syltone Shareholders

delivered or distributed, directly or indirectly, in or into Australia, Canada, Japan or the United States except pursuant to an applicable exemption.

UBS has advised Gardner Denver and GD First that, based on market conditions on 21 November 2003 (the latest practicable date prior to the posting of this document), in its opinion, if the Loan Notes had been in issue on that date, the value of the Loan Notes would have been approximately 98 pence.

The Loan Note Alternative is conditional on the Offer becoming or being declared unconditional in all respects.

Full particulars of the Loan Notes are set out in Appendix II.

5. Further Details of the Offer

The Syltone Shares which are subject to the Offer will be acquired by GD First with full title guarantee, fully paid and free from all Encumbrances and any other third party rights and/or interests of any nature whatsoever and together with all rights now or hereafter attaching to them including the right to receive in full and retain all dividends, interest and other distributions (if any) declared, made or payable on or after 13 November 2003.

Syltone’s interim results for the six month period to 30 September 2003 were separately announced on 13 November 2003. As stated in that announcement and in light of the Offer, the directors of Syltone have not declared an interim dividend for the current year.

The Offer will be funded from existing cash resources and committed credit facilities of the Gardner Denver Group.

6. Background to and Reasons for the Offer

The Board of Gardner Denver believes that the acquisition of Syltone is an attractive opportunity to enhance Gardner Denver’s position as a leading global supplier of compressors, blowers and pumps for industrial and petroleum applications. In particular, a number of strategic advantages are outlined below:

Broader geographic presence: The acquisition of Syltone will enhance Gardner Denver’s access to bulk transportation customers in Europe, especially in the UK, Germany and France and provides a strong platform for further expansion in the region. Simultaneously, the acquisition will reduce Gardner Denver’s reliance on the US market that accounted for 63 per cent. of Gardner Denver’s 2002 sales. Gardner Denver will inherit Syltone’s strong client list and will be better placed to service existing customers internationally.

Strengthening of product portfolio: The addition of Syltone’s product range, particularly its compressors and blowers, will allow Gardner Denver to better serve the needs of customers in certain segments of the bulk transportation industry, particularly in the transportation of liquid bulk material. The high standard of quality and reputation of Syltone’s products and aftermarket capabilities is expected to further improve Gardner Denver’s stature as a provider of loading/unloading solutions for the bulk transportation industry and strengthen its distribution and service networks.

Economies of scale: The complementary nature of both companies’ businesses is expected to enable Gardner Denver to better leverage its resources in manufacturing, marketing, sourcing and servicing.

This acquisition reflects Gardner Denver’s continued emphasis on growth in international markets and the acquisition and development of complementary new products.

7. Information on Gardner Denver

Founded in 1859 and spun-off from Cooper Industries in 1994, Gardner Denver is an international leader in manufacturing compressors, blowers and pumps for industrial and petroleum applications. Based in Quincy, Illinois, Gardner Denver reported sales for the year ending 31 December 2002 of US$418.2 million (£278.6 million) and profit before tax of US$28.8 million (£19.2 million). Gardner Denver is organised into three divisions, Compressor, Blower and Pump that comprise two reportable segments: Compressed Air Products (includes Compressors and Blowers) and Pump Products.

Part 2 –Letter from UBS to Syltone Shareholders

The Compressed Air Products segment designs, manufactures, markets and services a range of products and aftermarket parts for industrial and commercial applications including: rotary screw, reciprocating, sliding vane and centrifugal air compressors as well as positive displacement and centrifugal blowers. The primary customers are durable and non-durable goods manufacturers, process industries, original equipment manufacturers, manufacturers of carpet cleaning equipment, pneumatic conveying equipment, wastewater treatment facilities, automotive service centres as well as other niche areas. Revenues of Compressed Air Products accounted for 84 per cent. of total revenues in 2002 and totalled US$350.0 million (£233.1 million).

The Pump Products segment manufactures a diverse group of pumps, water jetting systems and related aftermarket parts used in oil and natural gas production, well servicing and drilling and industrial cleaning and maintenance. Typical applications for pumps include oil transfer, saltwater disposal, ammine pumping for gas processing, enhanced oil recovery, hydraulic power and other liquid transfer applications. Applications for water jetting systems include runway and shiphull cleaning, concrete demolition and metal surface preparation. Revenues of Pump Products accounted for 16 per cent. of total revenues in 2002 and totalled US$68.1 million (£45.4 million).

Further financial information on Gardner Denver is set out in Appendix III.

8. Information on GD First

GD First was established by Gardner Denver on 6 November 2003 to make the Offer for Syltone. GD First has not traded since its date of incorporation, nor has it entered into any obligations other than in connection with the Offer.

Further information on GD First is set out in Appendix III.

9. Information on Syltone

Syltone was established in 1962 and floated 10 years later on the London Stock Exchange. In its audited results for the year to 31 March 2003, Syltone reported sales of £78.8 million (2002: £75.5 million), profit before tax of £4.8 million (2002: £3.5 million), net assets of £20.5 million (2002: £20.0 million) and net debt of £11.0 million (2002: £14.5 million). Syltone’s interim results for the six month period to 30 September 2003 were separately announced on 13 November 2003 and are set out in Appendix IV.

Syltone’s principal activity is the design, manufacture, sale and service of specialist equipment for the international transportation industry, employing over 800 people worldwide. The United Kingdom, North America and continental Europe represented approximately 27 per cent., 20 per cent. and 39 per cent. of turnover respectively in the year ended 31 March 2003. The principal activities of Syltone are structured into two divisions:

Transportation Division
This division accounts for approximately 70 per cent. of Syltone’s turnover. The principal transportation-related manufacturing businesses are located in the UK, France and the United States; they are focused on the design and manufacture of equipment for handling bulk product on commercial vehicles in either dry or liquid form, the provision of on-board power, the design and manufacture of access platforms and power take-offs and axles and gearboxes for demanding applications both commercial and military. Syltone trades principally under the following brands: Drum, AirDrive, Sam System, Perolo, Emco Wheaton, Priestman and Webster. Syltone believes that it is amongst the leaders in each of the markets this division serves.

Fluid Transfer Division
The division accounts for approximately 30 per cent. of Syltone’s turnover. The division designs and manufactures equipment for loading and offloading liquids from ships, railcars and road vehicles as well as dry-break couplings. Syltone trades principally under the following brands: Emco Wheaton, Aarig and CE-LSI. Syltone believes that it has one of the leading market positions worldwide in the two principal markets it serves: Distribution loading arms and Marine loading arms.

Further financial information on Syltone is set out in Appendix IV.

Part 2 –Letter from UBS to Syltone Shareholders

10. Directors, Management and Employees

GD First has given assurances to the directors of Syltone that, on the Offer becoming or being declared unconditional in all respects, it will observe the existing contractual and statutory employment rights, including pension rights, of all Syltone employees as required by applicable law.

11. Inducement Fee

Syltone has agreed to pay GD First a fee of £471,954 in the event that, following the announcement of the Offer and before the Offer becomes wholly unconditional or lapses or is withdrawn, (i) a higher or recommended competing offer becomes wholly unconditional, or (ii) another offer is the subject of market speculation and the Board of Syltone withdraws or modifies its approval or recommendation of the Offer as a result thereof and such offer or any other higher or recommended competing offer subsequently becomes wholly unconditional.

12. Financial Impact on Gardner Denver

If the conditions of the Offer are met, the transaction is expected to close in early 2004 and be accretive to Gardner Denver’s diluted earnings per share for the year. This statement should not be taken to mean that Syltone’s earnings per share for 2004 and subsequent periods will be higher than that of prior periods. Additionally, there are certain adjustments required under accounting principles generally accepted in the US, such as adjusting inventory and other assets and liabilities to fair value, that are expected to result in incremental earnings associated with this acquisition to be less in the first year following its closure than in subsequent periods.

13. Syltone Share Option Schemes

The Offer extends to any Syltone Shares issued or unconditionally allotted or acquired pursuant to the exercise of options under the Syltone Share Option Schemes prior to the date on which the Offer closes (or such earlier date as GD First may, subject to the Code, determine).

GD First intends to make appropriate proposals to holders of options under the Syltone Share Option Schemes to the extent that such options have not been exercised or lapsed. These proposals will include an offer that all outstanding options be cancelled for a cash payment per share equivalent to the amount by which the Offer price exceeds the relevant option exercise price.

14. Compulsory Acquisition and Delisting Procedures

If GD First receives acceptances under the Offer in respect of, and/or otherwise acquires, 90 per cent. or more of the Syltone Shares to which the Offer relates, GD First will exercise its rights pursuant to the provisions of sections 428 to 430F of the Companies Act to acquire compulsorily the remaining Syltone Shares to which the Offer relates. As soon as it is appropriate and possible to do so and subject to the Offer becoming or being declared unconditional in all respects, GD First intends to procure the making of an application by Syltone to the UK Listing Authority and the London Stock Exchange for the cancellation of the listing and admission to trading of Syltone Shares. It is anticipated that such cancellation will take effect no earlier than 20 Business days after the Offer becomes unconditional in all respects.

15. UK Taxation

The following paragraphs, which are intended as a general guide only, are based on current UK legislation and UK Inland Revenue practice. They summarise certain limited aspects of the UK taxation consequences of acceptance of the Offer and election for the Loan Note Alternative. They relate only to the position of individual or corporate Syltone Shareholders (and do not relate to persons such as market makers, brokers, dealers, intermediaries and persons connected with depositary arrangements or clearance services, pension funds, insurance companies or collective investment schemes, to whom special rules may apply) who hold their Syltone Shares beneficially as an investment and who are resident in the UK for tax purposes. If you are in any doubt as to your taxation position or if you are subject to taxation in any jurisdiction other than the UK, you should consult an appropriate independent professional adviser without delay.

Part 2 –Letter from UBS to Syltone Shareholders

(a) UK taxation of chargeable gains
Liability to UK taxation of chargeable gains will depend on the individual circumstances of a Syltone Shareholder and the form of consideration received.

(i) Cash
To the extent that a Syltone Shareholder receives cash under the Offer, this will constitute a disposal, or part disposal, of the relevant Syltone Shares for the purpose of UK taxation of chargeable gains. Such a disposal, or part disposal, may, depending on the shareholder’s individual circumstances (including the availability of exemptions and allowable losses), give rise to a liability to UK taxation of chargeable gains.

If a Syltone Shareholder receives a combination of cash and Loan Notes and the amount of cash received is small in comparison with the value of his /her Syltone Shares, the Syltone Shareholder will not be treated as having disposed of the shares in respect of which the cash is received. Instead, the cash will be treated as a deduction from the base cost of his/her Loan Notes rather than as a part disposal, or, in the case of corporate Syltone Shareholders receiving Loan Notes, any gain or loss which would otherwise have arisen on disposal of such Syltone Shares will be calculated but only deemed to accrue on a subsequent disposal (including redemption) of the Loan Notes, as described below. Under current Inland Revenue practice, any cash payment of £3,000 or less or which is 5 per cent. or less of the market value of a Syltone Shareholder’s holding of Syltone Shares will be generally treated as small for these purposes.

Any chargeable gain on a part disposal of a holding of Syltone Shares will be computed on the basis of an apportionment of the allowable cost of the holding by reference to the market value of the holding at the time of disposal.

(ii) Acquisition of Loan Notes
A Syltone Shareholder who, together with persons connected with him/her, does not hold more than 5 per cent. of any class of shares in or debentures of Syltone will not be treated as having made a disposal of his/her Syltone Shares for the purposes of UK taxation of chargeable gains to the extent that he/she receives Loan Notes in exchange for his/her Syltone Shares under the Offer. Any Syltone Shareholder who, either alone or together with persons connected with such shareholder, holds more than 5 per cent. of any class of shares in or debentures of Syltone is advised that clearance has been obtained from the Inland Revenue under section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Loan Note Alternative. Consequently, any such Syltone Shareholder will be treated in the same manner as a shareholder holding 5 per cent. or less of any class of shares in or debentures of Syltone.

Any gain or loss which would otherwise have arisen on a disposal of Syltone Shares by an individual should be “rolled over” into the Loan Notes and the Loan Notes should be treated as the same asset as the Syltone Shares, acquired at the same time and price as the Syltone Shares.

For a corporate Syltone Shareholder (within the charge to UK corporation tax), the Loan Notes will be “qualifying corporate bonds” for the purposes of UK taxation of chargeable gains, so that any gain or loss which would have arisen on a disposal of Syltone Shares at the time of the exchange of the Syltone Shares for Loan Notes (after taking account of indexation relief to that date) will be “held over” and deemed to accrue on a subsequent disposal (including redemption) of the Loan Notes.

(iii) Disposal of Loan Notes
A subsequent disposal (including redemption) of Loan Notes by an individual may, depending on individual circumstances, give rise to a liability to UK taxation of chargeable gains. For individual shareholders any chargeable gain or loss on the disposal (including redemption) of the Loan Notes will be calculated taking into account the original cost to the holder of acquiring the relevant Syltone Shares, and (when calculating a chargeable gain but not an allowable loss) indexation allowance for the period from acquisition up until 5 April 1998 on that cost with taper relief (if available) applying thereafter depending on the number of complete years for which the Syltone Shares/Loan Notes have been held.

For corporate Syltone Shareholders (within the charge to UK corporation tax), the Loan Notes will be “qualifying corporate bonds” and therefore indexation allowance will not accrue in respect of them. Accordingly, for corporate shareholders, any “held over” chargeable gain or loss which was calculated on exchange, but is only deemed to accrue on the proportion of the allowable cost to the holder of acquiring its Syltone Shares will be based on an apportionment of the allowable cost of its Syltone Shares at the time of the

Part 2 –Letter from UBS to Syltone Shareholders

exchange between any cash and Loan Notes received. To this should be added (when calculating a chargeable gain but not an allowable loss) indexation allowance on that proportion of the original allowable cost accrued up to the time of the exchange of Syltone Shares for Loan Notes.

A corporate Syltone Shareholder (within the charge to UK corporation tax) will generally be charged to (or, as the case may be, obtain relief from) UK corporation tax in respect of all profits, gains and losses arising from its holding or disposal of the Loan Notes. These profits, gains or losses will be computed on either an accruals or a mark-to-market basis, broadly in accordance with the holder’s statutory accounting treatment authorised for this purpose.

(b) Interest on the Loan Notes

(i) Withholding tax
Interest on the Loan Notes will be paid after deduction of UK income tax by the Offeror at the lower rate (currently 20 per cent.) unless the Offeror reasonably believes that the person beneficially entitled to the interest is either a UK resident company, a non-UK resident company (trading in the UK through a permanent establishment) which would bring the interest into account in computing its chargeable profits within Section 349B of the Income and Corporation Taxes Act 1988, or the Offeror has been directed by the Inland Revenue, in respect of a particular holding of Loan Notes, to make the payment free of deduction or subject to a reduced rate of deduction (by virtue of relief under the provisions of an applicable double taxation treaty). Such a direction will only be made following an application in the appropriate manner to the relevant tax authorities by the holder of the Loan Notes in respect of any tax which the Offeror is required to deduct at source.

(ii) Non-corporate Loan Noteholders
The gross amount of the interest on the Loan Notes will form part of the recipient’s income for the purposes of UK income tax, credit being allowed for the tax deducted or withheld. Individuals who are taxable only at the lower or basic rate will have no further tax to pay in respect of the interest. Individuals who are taxable at the higher rate will have to pay further tax in respect of the interest. In certain cases, Loan Noteholders may be able to recover an amount in respect of the tax withheld at source from the UK Inland Revenue.

On a transfer of Loan Notes by an individual, a charge may arise under the “accrued income scheme” in respect of the interest on the Loan Notes which has accrued since the preceding interest payment.

(iii) Corporate Loan Noteholders
A Loan Noteholder (within the charge to UK corporation tax) will generally be charged to UK corporation tax in respect of interest on the Loan Notes which relates to that holder’s relevant accounting period (credit being allowed for any tax withheld). The amount to be taxed in this way will be computed on either an accruals or a mark-to-market basis, broadly in accordance with the holder’s statutory accounting treatment authorised for this purpose. In certain cases, Loan Noteholders may be able to recover an amount in respect of tax withheld at source from the UK Inland Revenue.

(c) Other direct tax matters
Special tax provisions may apply to Syltone Shareholders who have acquired or acquire their Syltone Shares by exercising options under the Syltone Share Option Schemes, including provisions imposing a charge to income tax when such an option is exercised.

(d) Stamp duty and stamp duty reserve tax (“SDRT”)
No stamp duty or SDRT will be payable by Syltone Shareholders as a result of accepting the Offer.

16. Procedure for Acceptance of the Offer

This section should be read in conjunction with the notes in the accompanying Form of Acceptance, which form part of the terms of the Offer.

Holders of Syltone Shares in certificated form may only accept the Offer in respect of such shares by completing and returning the accompanying Form of Acceptance in accordance with the procedure set out in paragraph (a) below. Holders of Syltone Shares in certificated form, but under different designations, should complete a separate Form of Acceptance for each designation.

Part 2 –Letter from UBS to Syltone Shareholders

Holders of Syltone Shares in uncertificated form should accept the Offer in respect of such shares by TTE instruction in accordance with the procedure set out in paragraph 16(b) below and, if those shares are held under different member account IDs, should send a separate TTE instruction for each member account ID.

(a) Syltone Shares held in certificated form

(i) To accept the Offer
To accept the Offer in respect of Syltone Shares held in certificated form you should complete Box 1, and, if appropriate, Boxes 2, 4, 5 and/or 6 and sign Box 3 of the Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed therein.

(ii) To elect for the Loan Note Alternative
To elect for the Loan Note Alternative in respect of Syltone Shares held in certificated form, you should complete Box 1, Box 2 and if, appropriate, Box 4, Box 5 and/or Box 6, and sign Box 3 of the accompanying Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed thereon.

The number inserted in Box 2 will indicate the number of Syltone Shares for which you wish to receive Loan Notes instead of the cash to which you would otherwise be entitled under the Offer in respect of your Syltone Shares.

You should note that if you wish to receive all your cash entitlement under the Offer in Loan Notes, you must insert the same number of Syltone Shares in Box 2 as you insert or as is deemed to be inserted in Box 1.

(iii) Return of Form of Acceptance
To accept the Offer in respect of Syltone Shares in certificated form, all completed Forms of Acceptance, together with your share certificate(s) and/or other document(s) of title for such Syltone Shares, should be returned by post or by hand (during normal business hours) to Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU in each case as soon as possible but in any event so as to be received not later than 3.00 p.m. on 16 December 2003. A reply-paid envelope for use in the United Kingdom is enclosed for your convenience. No acknowledgement of receipt of documents will be given.

(iv) Share certificates not readily available or lost
If your Syltone Shares are in certificated form but your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and returned as stated above so as to arrive not later than 3.00 p.m. on 16 December 2003, together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgement of receipt of documents will be given. In the case of loss, you should write as soon as possible to Syltone’s Registrars, Northern Registrars Limited, Northern House, Woodsome Park, Fenay Bridge, Huddersfield HD8 0LA for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to the Receiving Agent as set out above.

(v) Validity of acceptances
Without prejudice to Part B of Appendix I, GD First reserves the right to treat as valid any acceptance of the Offer in relation to Syltone Shares in certificated form which is not entirely in order or which is not accompanied by (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no consideration under the Offer will be paid until after the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to GD First have been received.

(vi) Overseas Shareholders
The attention of Syltone Shareholders holding Syltone Shares in certificated form and who are citizens or residents of or subject to jurisdictions outside the United Kingdom is drawn to paragraph 5 of Part B, paragraph 1(b)(ii) of Part C of Appendix I and to the relevant provisions of the Form of Acceptance.

Part 2 –Letter from UBS to Syltone Shareholders

The Offer is not being made directly or indirectly in or into Australia, Canada, Japan or the United States. Any acceptance of the Offer by acceptors who are unable to give the warranty set out in paragraph 1(b)(ii) of Part C of Appendix I is liable to be disregarded.

(b) Syltone Shares in uncertificated form (that is, in CREST)
If your Syltone Shares are in uncertificated form, to accept the Offer you should take (or procure the taking of) the action set out below to transfer the Syltone Shares in respect of which you wish to accept the Offer to the appropriate escrow balance(s), specifying the Receiving Agent (in its capacity as a CREST Participant under the Escrow Agent’s participant ID referred to below) as the Escrow Agent, as soon as possible and in any event so that the TTE instruction settles not later than 3.00 p.m. on 16 December 2003. Note that settlement cannot take place on weekends or bank holidays (or other times at which the CREST system is non-operational)–you should therefore ensure you time the input of any TTE instructions accordingly.

The input and settlement of a TTE instruction in accordance with this paragraph (b) will (subject to satisfying the requirements set out in Part B of Appendix I) constitute an acceptance of the Offer in respect of the number of Syltone Shares so transferred to escrow.

If you are a CREST Sponsored Member, you should refer to your CREST Sponsor before taking any action. Only your CREST Sponsor will be able to send the TTE instruction(s) to CRESTCo in relation to your Syltone Shares.

After settlement of a TTE instruction, you will not be able to access the Syltone Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the Escrow Agent will transfer the Syltone Shares concerned to itself in accordance with paragraph 6(d) of Part B of Appendix I.

You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined below.

You should note that CRESTCo does not make available special procedures, in CREST, for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST Sponsor) to enable a TTE instruction relating to your Syltone Shares to settle prior to 3.00 p.m. on 16 December 2003. In this connection you are referred in particular to those sections of the CREST manual concerning practical limitations of the CREST system and timings.

(i) To accept the Offer
To accept the Offer in respect of Syltone Shares held in uncertificated form, you should send (or if you are a CREST Sponsored Member, procure that your CREST Sponsor sends) to CRESTCo a TTE instruction in relation to such shares.

A TTE instruction to CRESTCo must be properly authenticated in accordance with CRESTCo’s specifications for transfers to escrow and must contain the following details:

  the ISIN number for the Syltone Shares. This is GB0008683830;
  the number of Syltone Shares in uncertificated form in respect of which you wish to accept the Offer (i.e. the number of Syltone Shares to be transferred to escrow);
  your member account ID;
  your participant ID;
  the participant ID of the Escrow Agent. This is RA10;
  the member account ID of the Escrow Agent for the Offer. This is GARSYL01;
  the intended settlement date. This should be as soon as possible and in any event not later than 16 December 2003;
Part 2 –Letter from UBS to Syltone Shareholders

  the corporate action number for the Offer allocated by CRESTCo;
  input with a standard delivery instruction priority of 80; and
  the contact name and number in the shared note field.

(ii) To elect for the Loan Note Alternative
To elect for the Loan Note Alternative in respect of Syltone Shares held in uncertificated form, you should send (or if you are a CREST Sponsored Member, procure that your CREST Sponsor sends) to CRESTCo an alternative TTE instruction in relation to such shares by adopting the same procedures as apply to the basic offer TTE instructions set out in paragraph 16(b)(i) above but with the following variations:

  in the field relating to the number of Syltone Shares to be transferred to escrow, you should insert the number of Syltone Shares in uncertificated form in respect of which you wish to make on election for the Loan Note Alternative; and
  the member account ID of the Escrow Agent for the Loan Note Alternative. This is GARSYL02.

(iii) Validity of acceptances
A Form of Acceptance which is received in respect of Syltone Shares held in uncertificated form may be treated as an invalid acceptance and may be disregarded. Holders of Syltone Shares in uncertificated form who wish to accept the Offer should note that a TTE instruction will only be a valid acceptance of the Offer as at the relevant closing date if it has settled on or before that date. GD First reserves the right to treat a TTE instruction which settles after 3.00 p.m. on 16 December 2003 (or such later date to which the Offer may be extended) but before the relevant closing date of the Offer as a valid acceptance of the Offer.

(iv) Overseas shareholders
The attention of Syltone Shareholders holding Syltone Shares in uncertificated form and who are citizens or residents of or subject to jurisdictions outside the UK is drawn to paragraph 5 of Part B of Appendix I. The Offer is not being made directly or indirectly in or into Australia, Canada, Japan or the United States.

(v) Withdrawal from or deposit of Syltone Shares in CREST
Normal CREST procedures (including timings) apply in relation to any Syltone Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Syltone Shares or otherwise). Holders of Syltone Shares who are proposing so to convert any such shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) or other documents of title or transfers to an escrow balance as described above) prior to 3.00 p.m. on 16 December 2003.

(c) General
GD First will make an appropriate announcement if any of the details contained in paragraph (a) or (b) above alter in any material respect for any reason.

If you are in any doubt as to the procedure for acceptance, please contact Capita IRG Plc, Corporate Actions by telephone on 0870 162 3100 or, if calling from outside the UK, +44 (0) 20 8639 2157 or at the address in paragraph 16(a)(iii) above. You are reminded that, if you are a CREST Sponsored Member, you should contact your CREST Sponsor before taking any action.

(d) Settlement
Subject to the Offer becoming or being declared unconditional in all respects (except as provided in paragraph 5 of Part B of Appendix I in the case of certain overseas Syltone Shareholders) settlement of the consideration to which any Syltone Shareholder is entitled under the Offer will be effected (i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of the later of such date and 16 December 2003, or (ii) in the case of acceptances of the Offer received, complete in all respects after the later of 16 December 2003 and the date on which the Offer becomes or is declared unconditional in all respects but while it remains open for acceptance, within 14 days of such receipt in the following manner:

(i)

where an acceptance relates to Syltone Shares in certificated form, settlement of any cash due under the Offer will be dispatched by first-class post (or by such other method as may be approved by the Panel) at the risk of the accepting Syltone Shareholder or relevant appointed agent(s) (but not into Australia, Canada, Japan or the United States). All such cash payments will be made in pounds sterling by cheque drawn on a branch of a UK clearing bank.

(ii)

where an acceptance relates to Syltone Shares in uncertificated form, the cash consideration to which the accepting Syltone Shareholder is entitled will be paid by means of a CREST Payment in favour of the accepting Syltone Shareholder’s payment bank in respect of the cash consideration due, in accordance with CREST payment arrangements. However, GD First reserves the right to settle all or any part of the cash consideration referred to in this paragraph 16(d)(ii) for all or any accepting Syltone Shareholder(s) in the manner referred to in paragraph 16(d)(i) above, if, for any reason, it wishes to do so;

(iii)

where an election is made to receive Loan Notes under the Loan Note Alternative, any Loan Notes will be issued in definitive form and will not be settled through CREST. Certificates for Loan Notes will be despatched by first class post (or by such other method as may be approved by the Panel) at the risk of the accepting Syltone Shareholder or relevant appointed agent(s) (but not into Australia, Canada, Japan or the United States).

If the Offer does not become or is not declared unconditional in all respects (i) completed Forms of Acceptance and the relevant share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address (outside Australia, Canada, Japan or the United States) is set out in Box 6 on the Form of Acceptance or, if none is set out, to the first-named holder at his or her registered address and (ii) the Receiving Agent will immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), give TFE instructions to CRESTCo to transfer all Syltone Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the Syltone Shareholders concerned. All documents and remittances sent by, to, or from Syltone Shareholders or their appointed agents will be sent at their own risk.

Any mandates, instructions and other instruments in force relating to holdings of Syltone Shares will, unless and until revoked, mutatis mutandis, continue in force in relation to payments in respect of the Loan Notes.

17. Overseas Shareholders

The availability of the Offer to persons who are not resident in or solely subject to the jurisdiction of the United Kingdom may be affected by the laws of relevant jurisdictions. Persons who are not resident in or solely subject to the jurisdiction of the United Kingdom should inform themselves about and observe any applicable requirements. The attention of Syltone Shareholders who are citizens or residents of or subject to jurisdictions outside the United Kingdom is drawn to paragraph 5 of Part B of Appendix I and the relevant provisions of the Form of Acceptance. The Offer is not being made, directly or indirectly, in or into Australia, Canada, Japan or the United States. Accordingly, any accepting Syltone Shareholder who is unable to give the representations and warranties set out in paragraph 1(b)(ii) of Part C of Appendix I may be deemed not to have accepted the Offer. In the event that GD First extends the Offer into the United States at some future time, it will do so in satisfaction of the procedural and filing requirements of US securities laws at that time to the extent applicable thereto.

18. General/Further Information

The sources and bases of certain financial information contained in this Offer Document are set out in paragraph 10 of Appendix V and definitions of certain expressions used in this Offer Document are contained in Appendix VI.

Your attention is drawn to the further information contained in the Appendices which form part of this Offer Document and to the accompanying Form of Acceptance.

19. Action to be Taken

To accept the Offer, if you hold Syltone Shares in certificated form, you should complete the enclosed Form of Acceptance in accordance with the instructions printed thereon. The completed Form of Acceptance, together with your share certificate and other document(s) of title should be returned as soon as possible and in any event, so as to be received no later than 3.00 p.m. on 16 December 2003 by post or by hand (during normal business hours) by Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TU. A reply paid envelope is enclosed for your use in the United Kingdom. If you hold your Syltone Shares in uncertificated form, you should take the action set out in paragraph 16(b) of this letter and ensure that an Electronic Acceptance is made by you or on your behalf and settlement is no later than 3.00 p.m. on 16 December 2003.

Yours faithfully,
for and on behalf of UBS Limited

Aidan Clegg Managing Director	Steve Drake Director

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

PART A: CONDITIONS OF THE OFFER

The Offer is conditional upon:

(i)

valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. (London time) on 16 December 2003 (or such later time(s) and/or date(s) as GD First may, subject to the rules of the Code or with the consent of the Panel, decide) in respect of not less than 90 per cent., (or such lesser percentage as GD First may decide) of the Syltone Shares to which the Offer relates, provided that, unless agreed by the Panel, this condition shall not be satisfied unless GD First and /or any of its wholly-owned subsidiaries shall have acquired or agreed (unconditionally or subject only to conditions that will be fulfilled upon the Offer becoming or being declared unconditional in all respects) to acquire (pursuant to the Offer or otherwise) Syltone Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at a general meeting of Syltone including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any Syltone Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise. For the purposes of this condition:

(a)	the expression “Syltone Shares to which the Offer relates” shall be construed in accordance with sections 428 to 430F of the Companies Act;

(b)	Syltone Shares that have been unconditionally allotted but not issued shall be deemed to carry the voting rights that they will carry upon issue; and

(c)

valid acceptances shall be treated as having been received in respect of any Syltone Shares that GD First or any other member of the Wider Gardner Denver Group shall, pursuant to section 429(8) and, if applicable, section 430E of the Companies Act, be treated as having acquired or contracted to acquire by virtue of acceptances of the Offer;

(ii)

no Third Party having intervened in any way and there not continuing to be outstanding any statute, regulation or order of any Third Party in each case which would or might reasonably be expected (in any case to an extent which is material in the context of the Wider Gardner Denver Group or the Wider Syltone Group, as the case may be, in each case, taken as a whole) to:

(a)

make the Offer or its implementation or the acquisition or proposed acquisition by GD First or any other member of the Wider Gardner Denver Group of any shares or other securities in, or control or management of, Syltone or any other member of the Wider Syltone Group, void, unenforceable and/or illegal in any jurisdiction or otherwise directly or indirectly restrain, restrict, prohibit, prevent, delay or otherwise interfere with the implementation thereof, or impose material additional conditions or obligations with respect to the Offer or such acquisition, or otherwise challenge, impede or hinder the Offer or its implementation, or require material amendment to the terms of the Offer or the acquisition or proposed acquisition of any Syltone Shares, or the acquisition of control of Syltone by GD First;

(b)

require, prevent, or delay the divestiture or alter the terms of any proposed divestiture by GD First or any other member of the Wider Gardner Denver Group or by Syltone or any other member of the Wider Syltone Group of all or any material part of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct any of their respective businesses or to own or control any of their respective assets or properties or any material part thereof;

(c)

limit or delay the ability of any member of the Wider Gardner Denver Group or any member of the Wider Syltone Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities in, or to exercise voting or management control over, any member of the Wider Gardner Denver Group or any member of the Wider Syltone Group;

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(d)

except pursuant to Part XIIIA of the Companies Act, require any member of the Wider Gardner Denver Group or of the Wider Syltone Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in any member of either group owned by any third party;

(e)	require, prevent or delay the divestiture or alter the terms envisaged for any proposed divestiture by any member of the Wider Gardner Denver Group of any shares or other securities in Syltone;

(f)

limit the ability of any member of the Wider Gardner Denver Group or of the Wider Syltone Group to conduct or integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Gardner Denver Group or of the Wider Syltone Group;

(g)	result in any member of the Wider Syltone Group ceasing to be able to carry on business under any name under which it presently does so; or

(h)	otherwise adversely affect the business, assets, profits, financial or trading position or prospects of any member of the Wider Syltone Group or of the Wider Gardner Denver Group,

and all applicable waiting and other time periods during which any Third Party could intervene under the laws of any relevant jurisdiction, in respect of the Offer or the acquisition or proposed acquisition of any shares or other securities in, or control of, Syltone by GD First or any other member of the Wider Gardner Denver Group, having expired, lapsed or been terminated;

(iii)

all necessary notifications and filings having been made, all regulatory and statutory obligations in any relevant jurisdiction having been complied with, all appropriate waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulations of any relevant jurisdiction having expired, lapsed or been terminated in each case in respect of the Offer or the acquisition or proposed acquisition of any shares or other securities in, or control of, Syltone or any other member of the Wider Syltone Group by any member of the Wider Gardner Denver Group or the carrying on by any member of the Wider Syltone Group of its business except where the failure to make any such notification or filing, or comply with any such obligation, or the fact that any such period has not expired, lapsed or been terminated, individually or in the aggregate, is not reasonably likely to have a materially adverse effect on the business, assets, profits, financial or trading position or prospects of any member of the Wider Syltone Group or of the Wider Gardner Denver Group;

(iv)

all authorisations and determinations reasonably considered necessary or appropriate by GD First in any relevant jurisdiction for or in respect of the Offer or the acquisition or proposed acquisition of any shares or other securities in, or control of, Syltone or any other member of the Wider Syltone Group by any member of the Wider Gardner Denver Group or in relation to the continuation of the business of any member of the Wider Syltone Group having been obtained, in terms and in a form reasonably satisfactory to GD First, from all relevant Third Parties or (without prejudice to the generality of the foregoing) from any persons or bodies with whom any member of the Wider Syltone Group has entered into contractual arrangements that are material in the context of the Wider Syltone Group taken as a whole and such authorisations and determinations, together with all authorisations and determinations necessary or appropriate for any member of the Wider Syltone Group to carry on its business, remaining in full force and effect and there being no notice or intimation of any intention to revoke, suspend, restrict, modify or not renew any of the same in any such case in so far as is material in the context of the Wider Gardner Denver Group or Wider Syltone Group, as the case may be, in each case, taken as a whole;

(v)

except as publicly announced by Syltone, or as fairly disclosed in writing to GD First or its advisers by or on behalf of Syltone in connection with the Offer prior to 13 November 2003, there being no provision of any agreement, arrangement, licence or other instrument to which any member of the Wider Syltone Group is a party, or by or to which any such member or any of its assets is or are or may be bound, entitled or subject or any circumstance, which, in each case as a consequence of the Offer or proposed acquisition of any shares or other securities in, or control of, Syltone or any other member of the Wider Syltone Group by any member of the Wider Gardner Denver Group or otherwise, could or might reasonably be expected to result

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

in, (in any case to an extent that is or would be material in the context of the Wider Syltone Group taken as a whole):

(a)

any monies borrowed by, or any other indebtedness or liabilities (actual or contingent) of, or any grant available to, any such member being or becoming repayable or capable of being declared repayable immediately or prior to its stated maturity, or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn;

(b)

any such agreement, arrangement, licence or other instrument, or the rights, liabilities, obligations or interests of any member of the Wider Syltone Group thereunder, being, or becoming capable of being, terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken or arising thereunder;

(c)

the rights, liabilities, obligations or interests of any member of the Wider Syltone Group under any such agreement, arrangement, licence or instrument or the interests or business of any such member in or with any other person, firm, company or body (or any arrangement or arrangements relating to any such interests or business) being terminated or adversely modified or affected;

(d)	any member of the Wider Syltone Group ceasing to be able to carry on its business under any name under which it presently does so;

(e)

any asset or interest of any member of the Wider Syltone Group being or falling to be disposed of or ceasing to be available to any member of the Wider Syltone Group or any right arising under which any such asset or interest could be required to be disposed of or could cease to be available to any member of the Wider Syltone Group, in each case otherwise than in the ordinary course of business;

(f)

the creation or enforcement of any mortgage, charge or other security interest over the whole or any material part of the business, property or assets of any member of the Wider Syltone Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(g)	the creation of any liability (actual or contingent) by any member of the Wider Syltone Group otherwise than in the ordinary course of business; or

(h)	the financial or trading position or the profits or prospects or the value of any member of the Wider Syltone Group being prejudiced or adversely affected;

(vi)

since 31 March 2003, save as publicly announced, or save as fairly disclosed to GD First or its advisers in writing in connection with the Offer prior to 13 November 2003, no member of the Wider Syltone Group having:

(a)

(save as between Syltone and, on a pre-emptive basis, any member of the Wider Syltone Group or upon the exercise of rights to subscribe for Syltone Shares pursuant to the exercise of options granted under any of the Syltone Share Option Schemes on or prior to 31 March 2003 and details of which have been disclosed to GD First or its advisers in connection with the Offer prior to 13 November 2003) issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or of securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or redeemed, purchased or repaid any of its own shares or other securities or reduced or made any other change to any part of its share capital;

(b)

recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise (other than to Syltone or a wholly-owned subsidiary of Syltone);

(c)

save for transactions between members of the Syltone Group, acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any rights, title or interest in any asset (including shares and trade investments), which, in each case, is material in the context of the Wider Syltone Group taken as a whole, or merged with or demerged any body corporate or authorised or proposed or announced any intention to propose any such merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest (other than in the ordinary course of business);

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(d)	made or authorised or proposed or announced an intention to propose any change in its loan capital or issued, authorised or proposed the issue of any debentures;

(e)

(save in the ordinary course of business or for transactions between members of the Syltone Group) incurred or increased any indebtedness or liability (actual or contingent) which is material in the context of the Wider Syltone Group taken as a whole;

(f)	entered into, varied or authorised any agreement, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:

(i)	is of a long-term, onerous or unusual nature or magnitude or which involves or could involve an obligation of such a nature or magnitude; or

(ii)	could restrict the business of any member of the Wider Syltone Group; or

(iii)	is other than in the ordinary course of business,

and in any case which is material in the context of the Wider Syltone Group taken as a whole;

(g)

entered into or varied the terms of any contract, agreement or arrangement with any of the directors of Syltone or (in a manner which is material in the context of the Wider Syltone Group taken as a whole) any other director or senior executive of any member of the Wider Syltone Group;

(h)	waived or compromised any claim in any case in a manner or on terms that are material in the context of the Wider Syltone Group taken as a whole;

(i)

taken any corporate action or had any legal proceedings instituted or threatened against it or petition presented or order made for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues;

(j)

been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(k)	made any alteration to its memorandum or articles of association; or

(l)

entered into any contract, commitment, agreement or arrangement or passed any resolution with respect to, or announced an intention to, or to propose to effect, any of the transactions, matters or events referred to in this condition (vi);

(vii)	since 31 March 2003, and save as publicly announced, or as fairly disclosed in writing by or on behalf of Syltone to GD First or its advisers in connection with the Offer prior to 13 November 2003:

(a)

no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of Syltone or any other member of the Wider Syltone Group that is material in the context of the Wider Syltone Group taken as a whole;

(b)

no litigation or arbitration proceedings, prosecution or other legal proceedings having been instituted, announced, implemented or threatened in writing by or against or remaining outstanding against or in respect of any member of the Wider Syltone Group or to which any member of the Wider Syltone Group is or may become a party (whether as plaintiff, defendant or otherwise) which in any case is material in the context of the Wider Syltone Group taken as a whole;

(c)

(other than as a result of the Offer) no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened in writing, announced, implemented or instituted by or against or remaining outstanding against or in respect of any member of the Wider Syltone Group which in any such case is material in the context of the Wider Syltone Group taken as a whole; and

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(d)

no contingent or other liability of any member of the Wider Syltone Group having arisen or become apparent or increased which in any case is material in the context of the Wider Syltone Group taken as a whole;

(viii)	save as fairly disclosed in writing to GD First or its advisers in connection with the Offer prior to 13 November 2003, GD First not having discovered:

(a)

that any financial, business or other information concerning Syltone or the Wider Syltone Group that has been disclosed in writing at any time by or on behalf of any member of the Wider Syltone Group whether publicly, or to any member of the Wider Gardner Denver Group, is misleading, contains any misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading and which was not subsequently corrected before 13 November 2003 by disclosure either publicly or otherwise to GD First, to an extent which in any such case is material and adverse in the context of the Wider Syltone Group taken as a whole; or

(b)

that any member of the Wider Syltone Group is subject to any liability (actual or contingent) that has not been disclosed to any member of the Wider Gardner Denver Group prior to 13 November 2003 or publicly announced and which in any case is material in the context of the Wider Syltone Group taken as a whole;

(c)

any information which affects the import of any information disclosed in writing at any time by or on behalf of any member of the Wider Syltone Group whether publicly or to GD First to an extent which is material and adverse in the context of the Wider Syltone Group taken as a whole;

(ix)	GD First not having discovered that, save as publicly announced or fairly disclosed in writing to GD First by and on behalf of Syltone prior to 13 November 2003:

(a)

any past or present member of the Wider Syltone Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the storage, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, or otherwise relating to environmental matters or the health and safety of any person, or that there has otherwise been any such use, treatment, handling, storage, transport, release, disposal, discharge, spillage, leak or emission (whether or not this constituted a non-compliance by any person with any legislation or regulations and wherever the same may have taken place) which, in any case, would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Syltone Group which in any case is material in the context of the Wider Syltone Group taken as a whole; or

(b)

there is, or is likely to be, any liability (whether contingent or otherwise) to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Syltone Group, or in which any such member may now or previously have had or be deemed to have or have had an interest, or any other property or any controlled waters under any environmental legislation, regulation, notice, circular or order or other lawful requirement of any relevant authority or Third Party or otherwise which in any case is material in the context of the Wider Syltone Group taken as a whole; or

(c)

that circumstances exist whereby a person or class of persons would be likely to have a claim in respect of any product or process of manufacture or materials used therein now or previously manufactured, sold or carried out by any past or present member of the Wider Syltone Group which is or would be material in the context of the Wider Syltone Group taken as a whole.

For the purposes of these conditions:

(a)

“Third Party” means any government, government department or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority (including any national anti-trust or merger control authority), court, trade agency, association, institution or professional or environmental body or any other person or body whatsoever in any relevant jurisdiction;

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(b)

a Third Party shall be regarded as having “intervened” if it has decided to take, institute, implement, or threaten any action, proceeding, suit, investigation or inquiry or reference, or made, enacted or proposed any statute, regulation, decision or order, or taken any measures or other steps or required any action to be taken or information to be provided or otherwise having done anything and “intervene” shall be construed accordingly;

(c)	“authorisations” means authorisations, orders, grants, recognitions, confirmations, consents, licences, clearances, permissions, exemptions and approvals;

(d)

“publicly announced” means disclosed in the annual report and accounts of Syltone for the year ended 31 March 2003 or in the copy of the interim results announcement for the 6 month period to 30 September 2003 provided to GD First prior to 13 November 2003 or otherwise announced on or before 12 November 2003 by Syltone by the delivery of an announcement to a Regulatory Information Service; and

(e)

“the Wider Syltone Group” means Syltone and its subsidiary undertakings, associated undertakings and any other undertakings in which Syltone and such undertakings (aggregating their interests) have a substantial interest and “the Wider Gardner Denver Group” means Gardner Denver and its subsidiary undertakings, associated undertakings and any other undertaking in which Gardner Denver and such undertakings (aggregating their interests) have a substantial interest and, for these purposes, “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given by the Companies Act (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A to the Companies Act) and “substantial interest” means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking.

Subject to the requirements of the Panel, GD First reserves the right to waive all or any of the above conditions, in whole or in part, except condition (i). The Offer will lapse unless all the above conditions have been fulfilled or (if capable of waiver) waived, or, where appropriate, have been determined by GD First in its reasonable opinion to be or remain satisfied, by midnight on the day which is 21 days after the date on which the Offer becomes or is declared unconditional as to acceptances, or such later date as GD First may, with the consent of the Panel, decide, provided that GD First shall be under no obligation to waive or treat as fulfilled any of conditions (ii) to (ix) inclusive by a date earlier than the latest date specified above for the fulfillment thereof notwithstanding that any such condition or the other conditions of the Offer may at such earlier date have been fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

The Offer will lapse (unless otherwise agreed by the Panel) if the acquisition of Syltone by GD First is referred to the Competition Commission before the later of 3.00 p.m. (London time) on 16 December 2003 and the date on which the Offer becomes or is declared unconditional as to acceptances.

If the Offer lapses it will cease to be capable of further acceptance and GD First and accepting Syltone Shareholders shall thereupon cease to be bound by Forms of Acceptance submitted at or before the time when the Offer so lapses.

If GD First is required by the Panel to make an offer for Syltone Shares under the provisions of Rule 9 of the Code, GD First may make such alterations to the terms and conditions of the Offer as are necessary to comply with the provisions of that Rule.

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

PART B: FURTHER TERMS OF THE OFFER

The following further terms apply, unless the context requires otherwise, to the Offer.

Except where the context requires otherwise, any reference in Part B or Part C of this Appendix I and in the Form of Acceptance: (i) to the “Offer” includes the Loan Note Alternative and any other election available under the Offer and any revision, variation, renewal or extension thereof; (ii) to the “Offer becoming unconditional” will include the Offer being or becoming or being declared unconditional; (iii) to the Offer becoming “unconditional” will be construed as the Offer being or becoming or being declared unconditional as to acceptances whether or not any other condition of the Offer remains to be fulfilled; (iv) to the “acceptance condition” means the condition as to acceptances set out in paragraph (i) of Part A of this Appendix I and references to the Offer becoming unconditional as to acceptances will be construed accordingly; and (v) to any person “acting in concert with GD First” will mean any such person acting in concert with GD First for the purposes of the Offer.

1. Acceptance period and conditions

(a)

The Offer is initially open for acceptance until 3.00 p.m. on 16 December 2003. GD First reserves the right (but will not be obliged, other than as required by the Panel) at any time and from time to time to extend the Offer after such time. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days (or such other period as may be permitted by the Panel) following the date of despatching written notice of the revision to Syltone Shareholders. Except with the consent of the Panel, no revision of the Offer may be made after 10 January 2004, or, if later, the date 14 days before the last date on which the Offer can become unconditional.

(b)

The Offer, whether revised or not, is not (except with the consent of the Panel) capable of becoming unconditional after midnight on 24 January 2004 (or any other time and/or date beyond which GD First has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement), nor of being kept open for acceptance after that time and/or date unless the Offer has previously become unconditional, provided that GD First reserves the right, with the permission of the Panel, to extend the Offer to any later time(s) and/or date(s). Except with the consent of the Panel, GD First may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of Syltone Shares made after 1.00 p.m. on 24  January 2004 (or any earlier time(s) and/or date(s) beyond which GD First has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) or, if the Offer is so extended, such later time(s) and/or date(s) as GD First, with the permission of the Panel, may determine. If the latest time at which the Offer may become unconditional is extended beyond midnight on 24 January 2004, acceptances received or purchases of Syltone Shares made in respect of which relevant documents are received by the Receiving Agent after 1.00 p.m. on 24 January 2004 may (except where the Code otherwise permits) only be taken into account by GD First with the permission of the Panel.

(c)

If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by or on behalf of GD First that the Offer will remain open until further notice, then not less than 14 days’ notice in writing will be given prior to the closing of the Offer to Syltone Shareholders who have not accepted the Offer.

(d)

If a competitive situation arises after a “no extension” statement and/or “no increase” statement has been made by or on behalf of GD First in connection with the Offer, GD First may, if it specifically reserves the right to do so at the time such statement is made (or otherwise with the consent of the Panel), withdraw such statement and be free to extend or revise the Offer if it complies with the requirements of the Code and, in particular, (i) that it announces such withdrawal as soon as possible and in any event within four business days of the announcement of the competing offer or other competition situation and notifies Syltone Shareholders to that effect in writing or, in the case of Syltone Shareholders with registered addresses outside the UK or whom GD First knows to be custodians, nominees, or trustees holding Syltone Shares for such persons, by announcement in the UK, at the earliest practicable opportunity and (ii) any Syltone Shareholders who accepted the Offer after the date of the “no extension” or “no increase” statement are given a right of withdrawal in accordance with paragraph 3(c) below. GD First may choose not to be bound by a “no increase” and/or “no extension” statement if, having reserved the right to do so, it would otherwise prevent the posting of an increased or improved offer (either as to the value or nature of the consideration offered or otherwise) which is recommended for acceptance by the Board of Syltone, or in other circumstances permitted by the Panel.

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(e)

If a competitive situation arises and is continuing on 24 January 2004, GD First will enable holders of Syltone Shares in uncertificated form who have not already validly accepted the Offer but who have previously accepted the competing offer to accept the Offer by special form of acceptance to take effect on 24 January 2004. It shall be a condition of such special form of acceptance being a valid acceptance of the Offer that (i) it is received by the Receiving Agent on or before 24 January 2004; (ii) the relevant Syltone Shareholder shall have applied to withdraw his acceptance of the competing offer although the Syltone Shares to which such withdrawal relates shall not have been released from escrow before 24 January 2004 by the escrow agent to the competing offer; and (iii) the Syltone Shares to which the special form of acceptance relates are not transferred to escrow in accordance with the procedure for acceptance set out in the letter from UBS contained in this document on or before 24 January 2004, but an undertaking is given that they will be so transferred as soon as possible thereafter. Syltone Shareholders wishing to use such forms of acceptance should apply to, Capita IRG Plc, Corporate Actions on 0870 162 3100 or, if calling from outside the UK, +44 (0) 20 8639 2157 between 9.00 a.m. and 5.30 p.m. on the business day preceding 24 January 2004 in order that such forms can be despatched. Notwithstanding the right to use such special form of acceptance, holders of Syltone Shares in uncertificated form may not use a Form of Acceptance (or any other purported acceptance form) for the purpose of accepting the Offer in respect of such shares.

(f)

For the purposes of determining at any particular time whether the acceptance condition has been satisfied, GD First will not be bound (unless otherwise required by the Panel) to take into account any Syltone Shares save those carrying voting rights which have been issued or unconditionally allotted or which arise as the result of the exercise of conversion rights before such determination takes place in respect of which written notice containing relevant details of the allotment, issue or conversion, has been received before that time by GD First or the Receiving Agent on behalf of GD First from Syltone or its agents at the address specified in paragraph 3(a) below. Notification by email, telex or facsimile or other electronic transmission or copies will not be sufficient to constitute written notice for this purpose.

2. Announcements

(a)

Without prejudice to paragraph 3(a) below, by 8.00 a.m. on the business day (the “relevant day”) next following the day on which the Offer is due to expire or becomes unconditional or is revised or extended (as the case may be), or such later time(s) or date(s) as the Panel may agree, GD First will make an appropriate announcement and simultaneously inform a Regulatory Information Service of the position. Such announcement will also state (unless otherwise permitted by the Panel) the total number of Syltone Shares and rights over Syltone Shares (as nearly as practicable):

(i)

for which acceptances of the Offer have been received (specifying the extent, if any, to which such acceptances have been received from any persons acting in concert with GD First during the Offer Period);

(ii)	acquired or agreed to be acquired by or on behalf of GD First or any person acting in concert with GD First during the Offer Period; and

(iii)	held by or on behalf of GD First or any person acting in concert with GD First prior to the Offer Period,

and announcement will specify the percentage of the Syltone Shares represented by each of these figures.

(b)

In calculating the number of Syltone Shares or rights over Syltone Shares represented by acceptances and/or purchases, GD First may only include acceptances and purchases if they could be counted towards fulfilling the acceptance condition under Notes 4, 5 and 6 on Rule 10 of the Code, unless the Panel agrees otherwise. Subject to this, GD First may include or exclude, for announcement purposes, acceptances and purchases not in all respects in order or which are subject to verification.

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(c)

Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made by GD First at any time up to, and will be announced not later than, 8.00 a.m. on the relevant day (or such later time and/or date as the Panel may agree) and the announcement will also state the next expiry date (unless the Offer is unconditional in all respects, in which case, a statement may instead be made that the Offer will remain open until further notice).

(d)

In this Appendix I, references to the making of an announcement or the giving of notice by or on behalf of GD First include the release of an announcement by public relations consultants or by UBS, in each case on behalf of GD First, to the press and the delivery by hand or telephone, email, telex or facsimile transmission or other electronic transmission of an announcement via a Regulatory Information Service. An announcement made otherwise than via a Regulatory Information Service will be notified simultaneously (unless the Panel otherwise agrees) via a Regulatory Information Service.

(e)

Without limiting the manner in which GD First may choose to make any public announcement and, subject to GD First’s obligations under applicable law, GD First will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release via a Regulatory Information Service.

3. Rights of withdrawal

(a)

If GD First, having announced the Offer to be unconditional, fails by 3.30 p.m. on the relevant day (or such later time(s) or date(s) as the Panel may agree) to comply with any of the other relevant requirements relating to the Offer specified in paragraph 2(a) above, an accepting Syltone Shareholder may (unless the Panel otherwise agrees) immediately thereafter withdraw his acceptance of the Offer by written notice given by post or by hand (during normal business hours) to Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU. Alternatively, in the case of Syltone Shares in uncertificated form, withdrawals can be effected in the manner set out in paragraph 3(g) below. Subject to paragraph 1(b) above, this right of withdrawal may be terminated not less than eight days after the relevant day by GD First confirming, if that be the case, that the Offer is still unconditional and complying with the other relevant requirements relating to the Offer specified in paragraph 2(a) above. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(c) above will run from the date of such confirmation and compliance.

(b)

If by 3.00 p.m. on 6 January 2004 (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, an accepting Syltone Shareholder may withdraw his acceptance of the Offer at any time thereafter in the manner referred to in paragraph 3(a) above (or, in the case of Syltone Shares held in uncertificated form, in the manner set out in paragraph 3(g) below) before the earlier of (i) the time that the Offer becomes unconditional and (ii) the final time for lodgement of acceptances which can be taken into account in accordance with paragraph 1(b) above.

(c)

If a “no extension” and/or a “no increase” statement has been withdrawn in accordance with paragraph 1(d) above, any Syltone Shareholder who has accepted the Offer after the date of such statement (but before receiving notice of such withdrawal) may withdraw his acceptance thereafter in the manner referred to in paragraph 3(a) above (or, in the case of Syltone Shares held in uncertificated form, in the manner set out in paragraph 3(g) below) not later than the eighth day after the date on which the notice of the withdrawal is posted to Syltone Shareholders.

(d)	Except as provided by this paragraph 3, all acceptances and elections of the Offer shall be irrevocable.

(e)

To be effective, a written notice of withdrawal must be received on a timely basis by the Receiving Agent and must specify the name of the person who has made the relevant acceptance, the number of Syltone Shares in respect of which acceptance is withdrawn and (if share certificates have been delivered) the name of the registered holder of the relevant Syltone Shares, if different from the name of the person who made the relevant acceptance. Syltone Shares in respect of which acceptance has been withdrawn may subsequently be assented to the Offer in accordance with the acceptance procedures contained herein whilst the Offer remains open for acceptance.

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(f)

In this paragraph 3, “written notice” (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Syltone Shareholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment reasonably satisfactory to GD First is produced with the notice). E-mail or telex or facsimile or other electronic transmission or copies will not be sufficient to constitute written notice for this purpose. Notice which is post-marked in, or otherwise appears to GD First or its agents to have been sent from Australia, Canada, Japan or the United States may be treated as invalid.

(g)

In the case of Syltone Shares held in uncertificated form, if withdrawals are permitted pursuant to paragraphs (3)(a), (3)(b) or (3)(c) above, an accepting Syltone Shareholder may withdraw his acceptance through CREST by sending (or, if a CREST Sponsored Member, procuring that his CREST Sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance to be withdrawn. Each ESA instruction must, in order for it to be valid and settle, include the following details:

  the number of Syltone Shares to be withdrawn, together with their ISIN number;
  the ISIN of Syltone Shares. This is GB0008683830;
  the member account ID of the accepting shareholder, together with his participant ID;
  the member account ID of the Escrow Agent included in the relevant Electronic Acceptance, together with the Escrow Agent's participant ID. This is GARSYL01 in respect of the Offer and GARSYL02 in respect of the Loan Note Alternative;
  the transaction reference number of the Electronic Acceptance to be withdrawn;
  the Escrow Agent's participant ID. This is RA10;
  the intended settlement date for the withdrawal; and
  the corporate action number for the Offer allocated by CRESTCo.

Any such withdrawal will be conditional upon the Receiving Agent verifying that the withdrawal request is validly made. Accordingly, the Receiving Agent will on behalf of GD First reject or accept the withdrawal by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.

(h)

All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by GD First whose determination (except as required by the Panel) will be final and binding. None of GD First or its agents or other persons will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or other withdrawal procedure or incur any liability for failure to give such notice.

4. Revised offer

(a)

Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or nature of the consideration offered or otherwise and whether or not the basic terms of the Offer (in that original or any previously revised form(s)) are revised) (and GD First reserves the right to do so), and any such revised Offer represents on the date on which the revision is announced (on such basis as UBS may consider appropriate) an improvement or no diminution in the value of the revised Offer compared with the consideration or terms previously offered or in the overall value received and/or retained by a Syltone Shareholder (under the Offer or otherwise), the benefit of the revised Offer will, subject to paragraphs 4(d) and (e) and 5 below, be made available to Syltone Shareholders who have accepted the Offer in its original or previously revised form(s) and not validly withdrawn such acceptances (“Previous Acceptors”). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) will, subject to paragraphs 4(d) and (e) and paragraph 2 of Part C of this Appendix, be treated as an acceptance of the Offer as so revised and will also constitute an authority to and appointment of any director of GD First or any duly authorised representative of UBS or any of its respective agents as his attorney and /or agent to accept any such revised Offer on behalf of such Previous Acceptor and, if such revised Offer includes alternative forms of consideration, to make on his behalf such elections for and/or accept such alternative forms of consideration in such proportions as such attorney and/or agent in his absolute discretion thinks fit, and to execute on behalf of and in the name of such Previous Acceptor all such further documents and take such further actions (if any) as may be required to give effect to such acceptances and/or elections. In making any such election and/or acceptance, the attorney and/or agent will take into account the nature of any previous acceptances and/or elections made by or on behalf of the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(b)

Subject to paragraph 4(d) below, the authorities, powers of attorney and agencies conferred by this paragraph 4 and any acceptance of any revised Offer and/or any election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 above and duly does so.

(c)

GD First reserves the right (subject to paragraph 3(a) above) to treat an executed Form of Acceptance or TTE instruction relating to the Offer in its original or any previously revised form(s) which is received (or dated) on or after the announcement or making of the Offer in any revised form as a valid acceptance (and when applicable election) in respect of the revised Offer and such acceptance will constitute an authority in the terms of paragraph 4(a) and/or 4(b) above (as the case may be) mutatis mutandis on behalf of the relevant Syltone Shareholder.

(d)

The deemed acceptances and/or elections referred to in this paragraph 4 shall not apply and the powers of attorney and the authorities conferred by this paragraph shall not be exercised by any director of GD First or any duly authorised representative of UBS or any of their respective agents if, as a result thereof, the Previous Acceptor would (on such basis as UBS may consider appropriate) thereby receive less in aggregate consideration under the revised Offer than he would have received in aggregate as a result of acceptance of the Offer in the form in which it was originally accepted by him or on his behalf unless the Previous Acceptor has previously agreed otherwise in writing.

(e)

The deemed acceptances and/or elections referred to in this paragraph 4 will not apply and the authorities conferred by this paragraph will be ineffective to the extent that a Previous Acceptor (i) in respect of Syltone Shares in certificated form, lodges with the Receiving Agent, within 14 days of the posting of the document containing the revised Offer, a Form of Acceptance or other relevant form issued by or on behalf of GD First in which the relevant Syltone Shareholder validly elects to receive the consideration receivable by him under such revised Offer in some other manner than as set out in the agreed Form of Acceptance or other such relevant form; or (ii) in respect of Syltone Shares in uncertificated form, sends (or, if a CREST Sponsored Member, procures that his CREST Sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance in respect of which an election is to be varied. Each ESA instruction must, in order for it to be valid and settle, include the following details:

  the number of Syltone Shares in respect of which the changed election is made, together with their ISIN number. This is GB0008683830;
  the member account ID of the Previous Acceptor, together with his participant ID;
  the member account ID of the Escrow Agent included in the relevant Electronic Acceptance, together with the Escrow Agent's participant ID. This is GARSYL01 for the Offer and GARSYL02 for the Loan Note Alternative;
  the transaction reference number of the Electronic Acceptance in respect of which the election is to be changed;
  the intended settlement date for the changed election; and
  the corporate action number for the Offer allocated by CRESTCo;

and, in order that the desired change of election can be effected, it must include:

the member account ID of the Escrow Agent relevant to the new election.
Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

Any such change of election will be conditional upon the Receiving Agent verifying that the request is validly made. Accordingly, the Receiving Agent will on behalf of GD First reject or accept the requested change of election by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.

5. Overseas shareholders

(a)

The making of the Offer (and the provision of the Loan Note Alternative) in jurisdictions outside the UK or to Overseas Shareholders and the availability of Loan Notes in such jurisdictions or to such persons, may be affected by the laws of the relevant jurisdictions. Such Overseas Shareholders should inform themselves about and observe any applicable legal requirements. No person receiving a copy of this document and/or a Form of Acceptance in any jurisdiction other than the UK may treat the same as constituting an invitation or offer to him/her nor should he/she in any event use such Form of Acceptance if, in the relevant jurisdiction, such an invitation or offer cannot lawfully be made to him/her or such Form of Acceptance cannot lawfully be used without contravention of any relevant registration or other legal requirements. In such circumstances this document and/or any Form of Acceptance are sent for information only. It is the responsibility of any such Overseas Shareholders reviewing a copy of this document and/or the accompanying Form of Acceptance and wishing to accept the Offer (whether or not they elect for the Loan Note Alternative) to satisfy themselves as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities needing to be observed, and the payment of any issue, transfer or other taxes or duties or other requisite payments due in that jurisdiction. Any such Overseas Shareholder will be responsible for any such issue, transfer or other taxes or duties or payments by whomsoever payable and each of GD First and UBS and any person acting on their behalf shall be entitled to be fully indemnified and held harmless by such Overseas Shareholder for any such issue, transfer or other taxes or duties or other requisite payments as GD First or UBS or any person acting on their behalf may be required to pay in respect of GD First insofar as it relates to such Overseas Shareholder. If you are an Overseas Shareholder and you are in any doubt about your position, you should consult your independent professional adviser.

(b)

In particular, the Offer is not being made, directly or indirectly, in or into Australia, Canada, Japan or the United States, or by use of the mails of or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facilities of a national, state or other securities exchange of, any of these jurisdictions. Accordingly, unless otherwise determined by GD First and permitted by applicable law and regulation, copies of this document, the Form of Acceptance and any related offer documents are not being and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from Australia, Canada, Japan or the United States including to Syltone Shareholders with registered addresses in Australia, Canada, Japan or the United States. Persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not forward, distribute, send or mail them in, into or from Australia, Canada, Japan or the United States or use any such means, instrumentalities or facilities in connection with the Offer, and doing so may render invalid any related purported acceptance of the Offer. Persons wishing to accept the Offer and/or the Loan Note Alternative must not use Australian, Canadian, Japanese or American mails or any such means, instrumentalities or facilities for any purpose directly or indirectly related to acceptance of the Offer or such election. Envelopes containing the Form of Acceptance, evidence of title or other documents relating to the acceptance of the Offer must not be postmarked in Australia, Canada, Japan or the United States or otherwise despatched from these jurisdictions and all acceptors must provide addresses outside Australia, Canada, Japan or the United States for the receipt of the consideration to which they are entitled under the Offer or for the return of the Form of Acceptance and (in relation to Syltone Shares in certificated form) any Syltone Share certificate(s) and/or other document(s) of title.

(c)	Subject as provided below, a Syltone Shareholder may be deemed not to have accepted the Offer if:

(i)	he puts “NO” in Box 5 of the Form of Acceptance and thereby does not make the representations and warranties set out in paragraph 1(b)(ii) of Part C of this Appendix;

(ii)

he completes Box 4 of the Form of Acceptance with an address in Australia, Canada, Japan or the United States or has a registered address in Australia, Canada, Japan or the United States and in either case he does not insert in Box 6 of the Form of Acceptance the name and address of a person or agent outside Australia, Canada, Japan or the United States to whom he wishes the consideration to which he is entitled under the Offer, or returned documents, to be sent, subject to the provisions of this paragraph 5 and applicable laws; or

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(iii)	he inserts in Box 6 of the Form of Acceptance the name and address of a person or agent in Australia, Canada, Japan or the United States; or

(iv)

a Form of Acceptance received from him is received in an envelope postmarked in, or that otherwise appears to GD First or its agents to have been sent from, Australia, Canada, Japan or the United States; or

(v)	he makes a Restricted Escrow Transfer pursuant to paragraph 5(d) below unless he also makes a related Restricted ESA instruction which is accepted by the Receiving Agent,

and GD First reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph 1 of Part C of this Appendix could have been truthfully given by the relevant Syltone Shareholder and, if such investigation is made and as a result GD First determines that such representations and warranties could not have been so given, such acceptance may be rejected as invalid.

(d)

If a Syltone Shareholder holding Syltone Shares in uncertificated form is unable to give the warranty set out in paragraph 1(b)(ii) of Part C of this Appendix, but nevertheless can provide evidence satisfactory to GD First that he is able to accept the Offer (and, if applicable, elect for the Loan Note Alternative) in compliance with all relevant legal and regulatory requirements, he may only purport to accept the Offer (and, if applicable, elect for the Loan Note Alternative) by sending (or if a CREST Sponsored Member, procuring that his CREST Sponsor sends) both (1) a TTE instruction to a designated escrow balance detailed below (a “Restricted Escrow Transfer”) and (2) one or more valid ESA instructions (a “Restricted ESA instruction”) which specify the form of consideration which he wishes to receive (consistent with the alternatives offered under the Offer). Such purported acceptance will not be treated as a valid acceptance unless both the Restricted Escrow Transfer and the Restricted ESA instruction(s) settle in CREST and GD First decides, in its absolute discretion, to exercise its right described in paragraph 5(i) to waive, vary or modify the terms of the Offer relating to Overseas Shareholders, to the extent required to permit such acceptance to be made, in each case during the acceptance period set out in paragraph 1 above. If GD First accordingly decides to permit such acceptance to be made, the Receiving Agent will on behalf of GD First accept the purported acceptance as an Electronic Acceptance on the terms of this document (as so waived, varied or modified) by transmitting in CREST a receiving agent accept (AEAN) message. Otherwise, the Receiving Agent will on behalf of GD First reject the purported acceptance by transmitting in CREST a receiving agent reject (AEAD) message. Each Restricted Escrow Transfer must, in order for it to be valid and settle, include the following details:

  the ISIN number for the Syltone Shares. This is GB0008683830;
  the number of Syltone Shares in uncertificated form in respect of which the Offer is to be accepted;
  the member account ID and participant ID of the Syltone Shareholder;
  the participant ID of the Escrow Agent (this is RA10) and its member account ID specific to a Restricted Escrow Transfer. This is GARSYL01 for the Offer and GARSYL02 for the Loan Note Alternative);
  the intended settlement date;
  the corporate action number of the Offer allocated by CRESTCo;
  input with standard delivery instruction priority of 80; and
  the contact name and number in the shared note field.

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

Each Restricted ESA instruction must, in order for it to be valid and settle, include the following details:

  the ISIN number for the Syltone Shares;
  the number of Syltone Shares relevant to that Restricted ESA instruction;
  the member account ID and participant ID of the accepting Syltone Shareholder;
  the member account ID and participant ID of the Escrow Agent set out in the Restricted Escrow Transfer;
  the participant ID and the member account ID of the Escrow Agent relevant to the form of consideration required (details of which are set out in the letter from UBS in Part 2 of this document);
  the CREST transaction ID of the Restricted Escrow Transfer to which the Restricted ESA instruction relates to be inserted at the beginning of the shared note field;
  the intended settlement date;
  the corporate action number for the Offer allocated by CRESTCo; and
  a contact name and telephone number in the shared note field.

(e)

If, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees) whether pursuant to a contractual or legal obligation or otherwise forwards this document, any Form of Acceptance or any related offer document in, into or from Australia, Canada, Japan or the United States or uses the mails of, or any means or instrumentality (including, without limitation, facsimile or electronic transmission, email, telex or telephone) of interstate or foreign commerce of, or any facilities of a national, state or securities exchange of Australia, Canada, Japan or the United States, in connection with such forwarding, such person should (i) inform the recipient of such fact, (ii) explain to the recipient that such action may invalidate any purported acceptance by the recipient and (iii) draw the attention of the recipient to this paragraph 5.

(f)

The Offer is made to persons to whom this document, the Form of Acceptance and any related documents may not be despatched and such persons may collect copies of those documents from the Receiving Agent at the address referred to in paragraph 3(a) above. GD First and UBS reserve the right to notify any matter, including the making of the Offer, to all or any Syltone Shareholders:

(i)	with a registered address outside the UK; or

(ii)	whom GD First knows to be an Overseas Shareholder,

by announcement in the UK via a Regulatory Information Service or by paid advertisement in a daily national newspaper published and circulated in the UK or any part thereof (in which event such notice shall be deemed to have been sufficiently given, notwithstanding any failure by such shareholder or other person to receive or see such notice) and all references in this document to notice or the provision of information in writing by or on behalf of GD First shall be construed accordingly. No such document will be sent to an address in Australia, Canada, Japan or the United States.

(g)

If any written notice purporting to withdraw an acceptance in accordance with paragraph 3 above is received in an envelope postmarked in, or which otherwise appears to GD First or its agents to have been sent from Australia, Canada, Japan or the United States, GD First reserves the right, in its absolute discretion, to treat that notice as invalid.

(h)

Notwithstanding anything to the contrary contained in this document or the Form of Acceptance, GD First and UBS may make the Offer (with or without giving effect to the foregoing paragraphs of this paragraph 5) in accordance with applicable law in Australia, Canada, Japan or the United States and in this connection the provisions of sub-paragraph 5(c) above will be varied accordingly.

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(i)

The provisions of this paragraph 5 and/or any other terms of the Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific Syltone Shareholder(s) or on a general basis by GD First at its absolute discretion. Subject thereto, the provisions of this paragraph 5 override any terms of the Offer inconsistent with them.

(j)

The Loan Notes to be issued pursuant to the Offer, if any, have not been, and will not be, listed on any stock exchange. The Loan Notes will not be registered under the US Securities Act, or under any relevant securities laws of any state or other jurisdiction of the United States or the relevant securities laws of Japan, nor have clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with or registered by the Australian Securities and Investments Commission nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan. Accordingly, unless an exemption under such act or securities laws is available, Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of or any facilities of a national, state or other securities exchange of Australia, Canada, Japan or the United States, or any other jurisdiction in which an offer of Loan Notes would constitute (or result in the Offer constituting) a violation of relevant laws or require registration thereof, or to or for the account or benefit of any resident or person subject to the jurisdiction of Australia, Canada, Japan or the United States.

6. General

(a)

Except with the consent of the Panel, the Offer will lapse unless all conditions relating to the Offer have been fulfilled or if capable of waiver, waived or, where appropriate, have been determined by GD First in its reasonable opinion to be and remain satisfied, in each case, by midnight on 16 December 2003 or by midnight on the date which is 21 days after the date on which the Offer becomes unconditional, whichever is the later, or such later date as GD First, with the consent of the Panel, may decide.

(b)	If the Offer lapses, it will cease to be capable of further acceptance and accepting Syltone Shareholders and GD First will cease to be bound by acceptances submitted before the time the Offer lapses.

(c)

Except with the consent of the Panel, settlement of the consideration to which any Syltone Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which GD First may otherwise be, or claim to be, entitled as against such shareholder and will be effected in the manner described in the letter from UBS contained in Part 2 of this document.

(d)

In relation to any acceptance of the Offer in respect of a holding of Syltone Shares which are in CREST, GD First reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise to confer on GD First or, as the case may be, the relevant Syltone Shareholder the benefits and entitlements provided for under the terms of the Offer, provided such alteration, addition or modification is consistent with the requirements of the Code or is otherwise made with the consent of the Panel.

(e)

Notwithstanding the right hereby reserved by GD First to treat an acceptance of the Offer as valid (even though, in the case of Syltone Shares held in certificated form, the relevant Form of Acceptance is not entirely in order or not accompanied by the relevant share certificate(s) and/or other documents of title, or in the case of Syltone Shares held in uncertificated form not accompanied by the relevant transfer to escrow), except as otherwise agreed with the Panel:

(i)

an acceptance of the Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it;

(ii)

a purchase of Syltone Shares by GD First or its nominee(s) (or, if relevant, any person acting in concert with GD First, or its nominees(s)) will only be counted towards fulfilling the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it; and

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(iii)

before the Offer may become unconditional, the Receiving Agent must issue a certificate to GD First and/or UBS or their respective agent stating the number of Syltone Shares in respect of which acceptances of the Offer have been received which comply with sub-paragraph (i) above and the number of Syltone Shares otherwise acquired, whether before or during the Offer Period, which comply with sub-paragraph (ii) above. Copies of such certificate will be sent to the Panel and to the financial adviser of Syltone as soon as possible after issue.

(f)

The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires.

(g)

All references in this document and in the Form of Acceptance to 16 December 2003 will (except in the definition of “Offer Period”, in the pre-penultimate paragraph of Part A of this Appendix, in paragraph 1(a) above and where the context otherwise requires) be deemed, if the expiry date of the Offer be extended, to refer to the expiry date of the Offer as so extended.

(h)

References in paragraphs 5 and 6 to a Syltone Shareholder will include references to the person or persons executing the relevant Form of Acceptance or on whose behalf an Electronic Acceptance is made and in the event of more than one person executing a Form of Acceptance or on whose behalf an Electronic Acceptance is made, such paragraphs will apply to them jointly and severally.

(i)

Any accidental omission or failure to despatch this document, the Form of Acceptance or any other document relating to the Offer or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, will not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. The Offer extends to any such person and to all Syltone Shareholders to whom this document, the Form of Acceptance and any related documents may not be despatched and who may not receive such documents, and such persons may collect copies of those documents from the Receiving Agent at the address set out in paragraph 3(a) above.

(j)

No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, share certificate(s) or other document(s) of title, communication or notice will be given by, or on behalf of, GD First. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Syltone Shareholders (or their designated agent(s)) will be delivered by or sent to or from them (or their designated agent(s)) at their risk.

(k)	If the Offer lapses:

(i)

in respect of Syltone Shares held in certificated form, the Form of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post (or such other methods as may be approved by the Panel) within 14 days of the Offer lapsing, at the risk of the Syltone Shareholder concerned, to the person or agent whose name and address outside Australia, Canada, Japan or the United States is set out in the relevant box in the Form of Acceptance or, if none is set out, to the first-named holder at his registered address outside Australia, Canada, Japan or the United States. No such documents will be sent to an address in Australia, Canada, Japan or the United States.

(ii)

in respect of Syltone Shares held in uncertificated form, the Receiving Agent will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), give instructions to CRESTCo to transfer all Syltone Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the Syltone Shareholders concerned.

(l)	For the purposes of this document, the time of receipt of a TTE instruction, an ESA instruction or an Electronic Acceptance shall be the time which the relevant instruction settles in CREST.

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(m)

All powers of attorney, appointments of agents and authorities conferred by this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Syltone Shareholder concerned and are irrevocable (in respect of powers of attorney in accordance with Section 4 of the Powers of Attorney Act 1971) except in the circumstances where the donor of such power of attorney or authority or appointor validly withdraws his acceptance.

(n)

GD First reserves the right to nominate as the person entitled to acquire any Syltone Shares pursuant to the Offer such subsidiary of Gardner Denver as GD First shall in its absolute discretion select for such purpose and following any such nomination references herein to GD First shall be construed accordingly.

(o)

The Offer is made on 25 November 2003 and is capable of acceptance from and after that time. The Offer is being made by means of this document. Forms of Acceptance and copies of this document are available from the Receiving Agent at the address referred to in paragraph 3(a) above.

(p)	(i)

The Offer, the Form of Acceptance and all acceptances and elections in respect thereof, all contracts made pursuant to the Offer, all action taken or made or deemed to be taken or made pursuant to any of these terms and the relationship between a Syltone Shareholder, GD First, UBS or the Receiving Agent shall be governed by and interpreted in accordance with English law;

(ii)

Execution of a Form of Acceptance by or on behalf of a Syltone Shareholder will constitute such shareholder’s agreement that the Courts of England are (subject to paragraph 6(p)(iii) of this Part B) to have exclusive jurisdiction to settle any dispute which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by the Offer and the Form of Acceptance or otherwise arising in connection with the Offer and the Form of Acceptance, and for such purposes that such shareholder irrevocably submits to the jurisdiction of the English Courts;

(iii)

Execution of the Form of Acceptance by or on behalf of an accepting Syltone Shareholder will constitute such shareholder’s agreement that the agreement in paragraph 6(p)(ii) of this Part B is included for the benefit of GD First, UBS and the Receiving Agent and accordingly, notwithstanding the exclusive agreement in paragraph 6(p)(ii) of this Part B, each of GD First, UBS and the Receiving Agent shall retain the right to, and may in its absolute discretion, bring proceedings in the courts of any other country which may have jurisdiction and that the accepting Syltone Shareholder irrevocably submits to the jurisdiction of the courts of any such country.

(q)

Without prejudice to any other provisions of this Part B, GD First and UBS reserve the right to treat acceptances of the Offer as valid if received by or on behalf of either of them at any place or places or in any manner determined by either of them otherwise than as set out in this document or in the Form of Acceptance.

(r)

Execution of a Form of Acceptance will constitute an instruction to GD First that, on the Offer becoming unconditional in all respects, all mandates and other instructions or notices recorded in Syltone’s records immediately prior to the Offer becoming so unconditional in relation to Syltone Shares will, unless and until revoked or varied, continue in full force, mutatis mutandis, in relation to the Loan Notes issued to the relevant Syltone Shareholders pursuant to the Offer.

(s)	The Loan Note Alternative will lapse if the Offer lapses or expires. An election for the Loan Note Alternative may only be made in respect of Syltone Shares for which the Offer is validly accepted.

(t)

All references in this Appendix to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

PART C: FORM OF ACCEPTANCE

1. Form of Acceptance

Each Syltone Shareholder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with GD First, UBS and the Receiving Agent (so as to bind him/her, his/her personal representatives, heirs, successors and assigns) to the following effect:

(a)	that the execution of the Form of Acceptance shall constitute:

(i)	an acceptance of the Offer in respect of the number of Syltone Shares in certificated form inserted or deemed to be inserted in Box 1 of the Form of Acceptance;

(ii)

an election under the Loan Note Alternative in respect of such amount of cash as would fall to be paid pursuant to the Offer in respect of the number of Syltone Shares inserted or deemed to be inserted in Box 2 of the Form of Acceptance; and

(iii)	an undertaking to execute any further documents, take any further action and give any further assurances which may be required in connection with the foregoing,

in each case on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and that, subject only to the rights of withdrawal set out in Part B of this Appendix, each such acceptance and election shall be irrevocable;

(b)	(i)

that the Syltone Shares in certificated form in respect of which the Offer is accepted or deemed to be accepted are sold with full title guarantee, fully paid up and free from all Encumbrances and other third party rights and/or interests and together with all rights now or hereafter attaching to them including the right to receive in full and retain all dividends, interest and other distributions (if any) declared, made or payable on or after 13 November 2003;

(ii)

that unless “NO” is inserted in Box 5 of the Form of Acceptance, such Syltone Shareholder has not received or sent copies or originals of this document, the Form of Acceptance or any related offer documents, in, into or from Australia, Canada, Japan or the United States and has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of or any means or instrumentality (including, without limitation, facsimile or electronic transmission, telex and telephone) of interstate or foreign commerce of, or any facilities of a national, state or other securities exchange of, Australia, Canada, Japan or the United States; was outside Australia, Canada, Japan and the United States when the Form of Acceptance was delivered and at the time of accepting the Offer; in respect of the Syltone Shares to which the Form of Acceptance relates, is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within Australia, Canada, Japan or the United States; if such Syltone Shareholder has made an election for the Loan Note Alternative, such Syltone Shareholder is not acquiring and will not hold the Loan Notes for the account or benefit of a US person (as defined by Regulation S of the US Securities Act) or with a view to or for the purposes of the offer, sale or delivery, directly or indirectly, of any Loan Notes in or into Australia, Canada, Japan or the United States; and the Form of Acceptance has not been mailed or otherwise sent in, into or from Australia, Canada, Japan or the United States or signed in Australia, Canada, Japan or the United States and such shareholder is accepting the Offer from outside Australia, Canada, Japan and the United States;

(c)

that the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting Syltone Shareholder not having validly withdrawn his acceptance, the irrevocable appointment of GD First and/or UBS as such shareholder’s attorney and/or agent (the “attorney”) and an irrevocable instruction and authorisation to the attorney to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney in relation to the Syltone Shares referred to in paragraph (a) above in favour of GD First or such other person or persons as GD First or its agents may direct and to deliver such form(s) of transfer and/or other document(s) in the attorney’s discretion and/or the certificate(s) and/or other document(s) of title relating to such Syltone Shares for registration within 4 months of the Offer becoming unconditional in all respects and to do all such other acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and/or election for the Loan Note Alternative pursuant to the Form of Acceptance and to vest in GD First or its nominee the Syltone Shares as aforesaid;

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(d)

that, in relation to Syltone Shares in certificated form, the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects and to an accepting Syltone Shareholder not having validly withdrawn his/her acceptance, irrevocable authorities and requests:

(i)

to Syltone or its agents to procure the registration of the transfer of those Syltone Shares pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to GD First or as it may direct;

(ii)

if the Syltone Shares are in certificated form, to GD First or its agents to procure the despatch by post (or by such other method(s) as may be approved by the Panel) of a cheque drawn on a branch of a UK clearing bank for any cash and/or document(s) of title for any Loan Notes to which an accepting Syltone Shareholder is entitled, at the risk of such shareholder, to the person or agent whose name and address outside Australia, Canada, Japan or the United States is set out in Box 6 of the Form of Acceptance, or if no name and address is set out in Box 6, to the first-named holder at his registered address outside Australia, Canada, Japan or the United States together with a cheque for any cash payable to such Syltone Shareholder in respect of fractional entitlements;

(iii)

subject to the provisions of paragraph 5 of Part B of this Appendix, to GD First and UBS or their respective agents to procure that such Syltone Shareholder’s name is entered in the register of holders of Loan Notes in respect of the Loan Notes to which he/she becomes entitled pursuant to an election under the Loan Note Alternative and to procure the issue of a definitive certificate of title for such Loan Notes;

(e)

that the execution of a Form of Acceptance and its delivery constitutes an authority to any director of GD First or UBS and/or their respective agents within the terms set out in Part B of Appendix I and in paragraphs (d)(i) and (ii) above;

(f)

that, subject to the Offer becoming unconditional in all respects (or if the Offer will become unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel consents) and pending registration:

(i)

GD First shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of Syltone or of any class of its shareholders) attaching to any Syltone Shares in certificated form in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn; and

(ii)	the execution of a Form of Acceptance by a Syltone Shareholder in respect of the Syltone Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

(1)

constitutes an authority to Syltone from such Syltone Shareholder to send any notice, warrant, document or other communication which may be required to be sent to him/her as a member of Syltone (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such Syltone Shares into certificated form) to GD First at its registered office;

(2)

constitutes an authority to GD First or any director of GD First to sign any consent to short notice of a general meeting or separate class meeting as his/her attorney and/or agent and on his behalf and/or attend and /or execute a form of proxy in respect of such Syltone Shares appointing any person nominated by GD First to attend general meetings and separate class meetings of Syltone or its members (or any of them) (and any adjournments thereof) and to exercise the votes attaching to such shares on his/her behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer; and

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(3)

will also constitute the agreement of such Syltone Shareholder not to exercise any of such rights without the consent of GD First and the irrevocable undertaking of such Syltone Shareholder not to appoint a proxy to attend any such general meeting or separate class meeting;

(g)

that he will deliver or procure the delivery to the Receiving Agent at the address set out in paragraph 3(a) of Part B of this Appendix of his share certificate(s) or other document(s) of title in respect of all Syltone Shares held by him in certificated form in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn, or an indemnity acceptable to GD First in lieu thereof, as soon as possible and in any event within 4 months of the Offer becoming wholly unconditional;

(h)	that the terms and conditions of the Offer contained in this document shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be read and construed accordingly;

(i)	that he will do all such acts and things as shall be necessary or expedient to vest the aforesaid Syltone Shares in GD First or its nominee(s) or such other persons as GD First may decide;

(j)

that he agrees to ratify each and every act or thing which may be done or effected by GD First or UBS or the Receiving Agent or any director of GD First or any director of UBS or any director of the Receiving Agent or their respective agents or Syltone or its agents, as the case may be, in the exercise of any of his powers and/or authorities hereunder;

(k)

that he/she is the sole legal and beneficial owner of the Syltone Shares in respect of which the Offer is accepted or deemed to be accepted and that he/she has the necessary capacity and authority to execute the Form of Acceptance;

(l)	that the execution of the Form of Acceptance constitutes his/her agreement to the terms of paragraph 6(p) of Part B of Appendix I;

(m)	that on execution the Form of Acceptance shall take effect as a deed; and

(n)

that if any provision of Part B or Part C of this Appendix shall be unenforceable or invalid or shall not operate so as to afford GD First or UBS or the Receiving Agent or any director of any of them or their agents the benefit or authority expressed to be given therein, he/she shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable GD First and/or UBS and/or the Receiving Agent and/or any such director or agent to secure the full benefits of Part B and this Part C.

References in this Part C to a Syltone Shareholder shall include references to the person or persons executing a Form of Acceptance, and in the event of more than one person executing a Form of Acceptance, the provisions of this Part C shall apply to them jointly and to each of them.

2. Electronic Acceptances

Each Syltone Shareholder by whom, or on whose behalf, an Electronic Acceptance is made irrevocably undertakes, represents, warrants and agrees to and with GD First, UBS and the Receiving Agent (so as to bind him/her, his /her personal representatives, heirs, successors and assigns) to the following effect:

(a)

that the Electronic Acceptance shall constitute an acceptance of the Offer in respect of the number of Syltone Shares in uncertificated form to which a TTE instruction relates and an election under the Loan Note Alternative in respect of such amount of cash as would fall to be paid pursuant to the Offer in respect of the number of Syltone Shares for which a valid election is made for Loan Notes and an undertaking to execute any further documents, take any further action and give any further assurances which may be required in connection with the foregoing, on and subject to the terms and conditions set out or referred to in this document and that, subject only to the rights of withdrawal set out in Part B of this Appendix, each such acceptance and election shall be irrevocable;

(b)

that the Syltone Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted are sold with full title guarantee, fully paid up and free from all Encumbrances and other third party rights and/or interests and together with all rights now or hereafter attaching to them including the right to receive in full and retain all dividends, interest and other distributions (if any) declared, made or payable on or after 13 November 2003;

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(c)

that such Syltone Shareholder has not received or sent copies or originals of this document, the Form of Acceptance or any related offer documents, in, into or from Australia, Canada, Japan or the United States and has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of or any means or instrumentality (including, without limitation, facsimile or electronic transmission, telex and telephone) of interstate or foreign commerce of, or any facilities of a national, state or other securities exchange of, Australia, Canada, Japan or the United States; was outside Australia, Canada, Japan and the United States at the time of input and settlement of the relevant TTE instruction; and in respect of the Syltone Shares to which an Electronic Acceptance relates, is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within Australia, Canada, Japan or the United States; if such Syltone Shareholder has made an election for the Loan Note Alternative, such Syltone Shareholder is not acquiring and will not hold the Loan Notes for the account or benefit of a US person (as defined by Regulation S of the US Securities Act) or with a view to or for the purposes of the offer, sale or delivery, directly or indirectly, of any Loan Notes in or into Australia, Canada, Japan or the United States; and no TTE instruction has been sent in, into or from Australia, Canada, Japan or the United States and such shareholder is accepting the Offer from outside Australia, Canada, Japan and the United States;

(d)

that the Electronic Acceptance constitutes, subject to the Offer becoming wholly unconditional in accordance with its terms and to an accepting Syltone Shareholder not having validly withdrawn his acceptance, the irrevocable appointment of GD First and/or UBS as such shareholder’s attorney and/or agent (the “attorney”) and an irrevocable instruction and authorisation to the attorney to do all such acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and/or an election for the Loan Note Alternative pursuant to the acceptance and to vest in GD First or its nominee the Syltone Shares as aforesaid;

(e)

that the Electronic Acceptance constitutes the irrevocable appointment of the Receiving Agent as such shareholder’s attorney and/or agent and an irrevocable instruction and authority to the attorney and/or agent (i) subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting Syltone Shareholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as GD First or its agents may direct) by means of CREST all or any of the Syltone Shares in uncertificated form (but not exceeding the number of Syltone Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted) and (ii), if the Offer does not become wholly unconditional, to give instructions to CRESTCo, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), to transfer all such Syltone Shares to the original available balance of the accepting Syltone Shareholder;

(f)

that the Electronic Acceptance constitutes, subject to the Offer becoming wholly unconditional and to an accepting Syltone Shareholder not having validly withdrawn his acceptance, irrevocable authorities and requests to GD First or its agents to procure (i) the making of a CREST payment obligation in favour of the Syltone Shareholder’s payment bank in accordance with the CREST payment arrangements in respect of any cash consideration to which such shareholder is entitled, provided that (aa) GD First may (if, for any reason, it wishes to do so) determine that all or any part of any such cash consideration shall be paid by cheque despatched by post and (bb) if the Syltone Shareholder concerned is a CREST Member whose registered address is in Australia, Canada, Japan or the United States, any cash consideration to which such shareholder is entitled shall be paid by cheque despatched by post (or by such other method as may be approved by the Panel) (ii) the despatch by post (or by such other method as the Panel may approve) of the documents of title for any Loan Notes to which such Syltone Shareholder is entitled and in any of such cases, at the risk of such shareholder, such cheques and/or any relevant document(s) of title shall be despatched to the first-named holder at an address outside the Australia, Canada, Japan or the United States stipulated by such holder or as otherwise determined by GD First;

(g)

that the Electronic Acceptance constitutes an authority to any director of GD First or UBS and/or their respective agents within the terms set out in Part B and paragraph 2 of this Part C of Appendix I;

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(h)

that, subject to the Offer becoming unconditional in all respects (or if the Offer will become unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel consents) and pending registration:

(i)

GD First shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of Syltone or of any class of its shareholders) attaching to any Syltone Shares in uncertificated form in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn; and

(ii)	an Electronic Acceptance by or on behalf of a Syltone Shareholder in respect of the Syltone Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

(1)

constitutes an authority to Syltone from such Syltone Shareholder to send any notice, warrant, document or other communication which may be required to be sent to him/her as a member of Syltone (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such Syltone Shares into certificated form) to GD First at its registered office;

(2)

constitutes an authority to GD First or any director of GD First to sign any consent to short notice of a general meeting or separate class meeting as his/her attorney and/or agent on his/her behalf and /or attend and/or execute a form of proxy in respect of such Syltone Shares appointing any person nominated by GD First to attend general meetings and separate class meetings of Syltone or its members (or any of them) (and any adjournments thereof) and to exercise the votes attaching to such shares on his/her behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer; and

(3)

will also constitute the agreement of such Syltone Shareholder not to exercise any of such rights without the consent of GD First and the irrevocable undertaking of such Syltone Shareholder not to appoint a proxy to attend any such general meeting or separate class meeting;

(i)

that if, for any reason, any Syltone Shares in respect of which a TTE instruction has been effected in accordance with paragraph 16(b) of the letter from UBS in Part 2 of this document are converted to certificated form, he/she will (without prejudice to paragraph (h)(ii) above) immediately deliver or procure the delivery of the share certificate(s) or other document(s) of title in respect of all such Syltone Shares as so converted, to Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU or to GD First at its registered office or as GD First or its agents may direct; and he/she shall be deemed upon conversion to undertake, represent, warrant and agree in the terms set out in paragraph 1 above in relation to such Syltone Shares;

(j)

that the creation of a CREST payment obligation in favour of his payment bank in accordance with the CREST payment arrangements referred to in paragraph (f)(i) above shall, to the extent of the obligation so created, discharge in full any obligation of GD First and/or UBS to pay to him the cash consideration to which he is entitled pursuant to the Offer;

(k)

that he/she will do all such acts and things as shall be necessary or expedient to vest in GD First or its nominee(s) or such other persons as it may decide the Syltone Shares aforesaid and all such acts and things as may be necessary or expedient to enable the Receiving Agent to perform its functions as Escrow Agent for the purposes of the Offer;

(l)

that he/she agrees to ratify each and every act or thing which may be done or effected by GD First or UBS or the Receiving Agent or any director of GD First or any director of UBS or any director of the Receiving Agent or their respective agents or Syltone or its agents, as the case may be, in the exercise of any of his powers and/or authorities hereunder;

(m)

that he/she is the sole legal and beneficial owner of the Syltone Shares in respect of which the Offer is accepted or deemed to be accepted and that he/she has the necessary capacity and authority to accept the Offer;

Appendix I – Conditions, Further Terms of the Offer and Form of Acceptance

(n)	that the making of an Electronic Acceptance constitutes his/her agreement to the terms of paragraph 6(p) of Part B of Appendix I;

(o)

that, by virtue of the Regulations, the making of an Electronic Acceptance constitutes an irrevocable power of attorney by the relevant holder of Syltone Shares in the terms of all the powers and authorities expressed to be given by Part C of this Appendix to GD First, the Receiving Agent, UBS and any of their respective agents;

(p)

that if any provision of Part B or Part C of this Appendix shall be unenforceable or invalid or shall not operate so as to afford GD First or UBS or the Receiving Agent or any director of any of them or their agents the benefit or authority expressed to be given therein, he /she shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable GD First and/or UBS and/or the Receiving Agent and/or any such director or agent to secure the full benefits of Part B and this Part C.

References in this Part C to a Syltone Shareholder shall include references to the person or persons making an Electronic Acceptance.

Appendix II – Particulars of the Loan Notes

The Loan Notes will be created by a resolution of the Board of Directors of GD First and will be constituted by an instrument (the “Loan Note Instrument”) to be executed by GD First and Gardner Denver (as Guarantor). The Loan Note Instrument will contain provisions, inter alia, to the effect set out below. The issue of the Loan Notes is conditional on the Offer becoming or being declared unconditional in all respects. No Loan Notes will be issued unless, by the time the Offer becomes or is declared wholly unconditional, elections have been received for at least £2.5 million nominal of Loan Notes. If insufficient elections are received, Syltone Shareholders who elect for the Loan Note Alternative will instead receive cash in accordance with the terms of the Offer.

1. Form and Status

The Loan Notes will be issued by GD First in registered form and in amounts and integral multiples of £1 and will constitute guaranteed unsecured obligations of GD First. Fractional entitlements will be disregarded. The Loan Note Instrument will not contain any restrictions on borrowings, disposals or charging of assets by GD First or any other member of Gardner Denver’s Group.

2. Interest

(i)

Interest on the Loan Notes will be calculated on the basis of a 365 day year and will be payable (subject to any requirement to deduct income tax therefrom) twice yearly in arrears on 30 June and 31 December, or if any such day is not a business day, on the next succeeding business day (“Interest Payment Dates”) in each year in respect of the Interest Periods (as defined below) ending on those dates at the rate specified in paragraph 2(ii) or (iii) below, except that the first payment of interest on any Loan Notes, which will be made on 30 June 2004, will be in respect of the period from and including the first date of issue of any of the Loan Notes up to (but excluding) 30 June 2004 and the period from (and including) 30 June 2004 or any subsequent interest payment date up to (but excluding) the next following interest payment date is herein called an “Interest Period”.

(ii)

The rate of interest on the Loan Notes for each Interest Period will be the rate per annum calculated by GD First to be one half of one per cent. (0.5 per cent.) below LIBOR, where LIBOR means in relation to each Interest Period the rate for six month deposits of sterling at 11.00 a.m. (London time) on the first day of the relevant Interest Period displayed as the British Bankers Association Interest Settlement Rate as quoted on the relevant page of the Bloomberg Financial Markets monitor or, if no such other quotation as at 11.00 a.m. appears on or before 3.00 p.m. on such date, the rate of interest shall be the arithmetic mean of the other quotations for six month deposits of sterling which appear on the Reuters Screen LIBP Page at 11.00 a.m. on such date. Any calculation by GD First of the rate of interest and of each interest amount shall, in the absence of manifest error, be final and binding.

(iii)

If a rate of interest cannot be established in accordance with the provisions of paragraph 2(ii) for any relevant Interest Period, then the rate of interest on the Loan Notes for such Interest Period shall be calculated by reference to such rate as GD First shall determine on the basis of quotations made by reference to a London clearing bank or a group of London clearing banks for six month deposits of a similar size and currency or (failing which) to rates offered in any other sterling inter-bank market or markets as GD First may select and, if a rate of interest cannot be established in accordance with the foregoing provisions for any succeeding Interest Period, then the rate of interest on the Loan Notes for such Interest Period shall be the same as that applicable to the Loan Notes during the previous Interest Period.

3. Repayment or Redemption of Loan Notes

(i)

A Loan Noteholder shall be entitled to require GD First to redeem the whole or any part of his holding of Loan Notes at par, together with accrued interest (subject to any requirement to deduct tax therefrom) up to (but excluding) the date of payment, on any Interest Payment Date falling on or after 31 December 2004 by giving not less than 30 days’ notice in writing (in the form endorsed on the Loan Note certificate) expiring on or before such Interest Payment Date accompanied by the certificate(s) for all the Loan Notes to be redeemed, provided that no such notice may be given in respect of any Loan Notes in respect of which notice of redemption has previously been given by GD First in accordance with paragraph 3(ii) below.

Appendix II – Particulars of the Loan Notes

(ii)

If, at any time, the aggregate nominal amount of all Loan Notes outstanding is £500,000 or less, GD First shall have the right on giving to the remaining Loan Noteholders not less than 30 days’ notice in writing, such notice not to take effect prior to 31 December 2004, to redeem all (but not some only) of the outstanding Loan Notes by payment of the nominal amount thereof together with accrued interest (subject to any requirement to deduct tax therefrom) up to (but excluding) the date of redemption.

(iii)

Any Loan Notes not previously so redeemed or purchased or cancelled will be redeemed in full at par on 30 June 2009 or if that is not a business day, the next following business day together with accrued interest (subject to any requirement to deduct tax therefrom) up to (but excluding) that date.

4. Events of Default

Each Loan Noteholder shall be entitled to require all or any part of the Loan Notes held by him to be repaid at par together with accrued interest (after deduction of tax) whilst any of the following is continuing:

(i)	any principal or interest on any of the Loan Notes held by that Loan Noteholder shall fail to be paid in full within 30 days after the due date for payment thereof; or

(ii)

an order is made or an effective resolution is passed for the winding-up or dissolution of GD First or Gardner Denver (other than for the purposes of a reconstruction or an amalgamation or a members’ voluntary winding-up upon terms previously approved by extraordinary resolution of the Loan Noteholders) or GD First or Gardner Denver enters into any composition or other arrangement for the protection of its creditors generally; or

(iii)

an encumbrancer takes possession or a trustee, receiver or an administrator, administrative receiver or similar officer is appointed of all or substantially all of the undertaking of GD First or Gardner Denver and such person has not been paid out or discharged within 30 days.

GD First will give notice to the Loan Noteholders of the occurrence of any such event.

5. Guarantee

The Loan Notes will be irrevocably guaranteed as to principal and interest by Gardner Denver.

6. Purchase of Loan Notes

GD First will be entitled at any time by agreement with the relevant Loan Noteholder(s) to purchase Loan Notes at any price by tender, private treaty or otherwise.

7. Cancellation of Loan Notes

Any Loan Notes redeemed or purchased shall be cancelled and GD First shall not be at liberty to re-issue the same.

8. Additional Loan Notes

Each Loan Noteholder shall have the right to acquire (by subscription at par of an amount equal to up to ten per cent. of the nominal value of such Loan Noteholder’s holding of Loan Notes, such amount to be payable in full on subscription) additional loan notes to be issued by a subsidiary of GD First (“Additional Notes”) on terms and conditions the same in all material respects as those applicable to the Loan Notes, except that the Additional Notes shall carry interest at one per cent below the rate of interest on the Loan Notes and shall not carry any right to acquire additional securities.

9. Substitution

The Loan Notes will contain provisions entitling GD First (and any substituted principal debtor), without the consent of the Loan Noteholders, to substitute any subsidiary or holding company of GD First or any subsidiary of any such holding company resident in the UK for tax purposes as the principal debtor under the Loan Note Instrument and the Loan Notes (subject to a guarantee by Gardner Denver on terms corresponding to those of the initial guarantee provided by Gardner Denver). In the event of any such substitution, Gardner Denver’s

Appendix II – Particulars of the Loan Notes

obligations under the Loan Note Instrument shall continue in respect of the obligations of the substituted principal debtor. References to GD First in this summary shall be construed accordingly. GD First’s right to require substitution shall be exercisable only if the Inland Revenue have confirmed that such substitution will not be treated as a disposal of the Loan Notes for the purposes of UK taxation of chargeable gains.

10. Registration and Transfer

The Loan Notes will be registered in amounts and multiples of £1. The Loan Notes will be transferable in amounts or integral multiples of £1.

11. Prescription

Amounts in respect of interest on any Loan Notes which remain unclaimed by the Loan Noteholder for a period of twelve years and amounts due in respect of principal which remain unclaimed for a period of twelve years, in each case from the date on which the relevant payment first becomes due, shall revert to GD First and the Loan Noteholder shall cease to be entitled thereto.

12. Modification

The provisions of the Loan Note Instrument and the rights of Loan Noteholders will be subject to modification, abrogation or compromise in any respect by GD First with the sanction of an extraordinary resolution signed by the holders of not less than 75 per cent. of the outstanding Loan Notes or passed by a majority of not less than 75 per cent. of the votes cast at a duly convened meeting of Loan Noteholders.

13. No Listing

No application has been made, or will be made, for the Loan Notes to be listed or dealt in on any stock exchange. The Loan Notes will not be registered under the Securities Act. Accordingly, the Loan Notes may not be offered, sold or delivered, directly or indirectly, in or into the United States. Furthermore, the Loan Notes will not be registered under any of the relevant securities laws of Australia, Canada or Japan. Accordingly, unless an exemption under relevant securities law is applicable, the Loan Notes may not be offered, sold or delivered, directly or indirectly in or into Australia, Canada or Japan.

14. Governing Law

The Loan Notes and Loan Note Instrument will be governed by and construed in accordance with English law.

Appendix III – Financial Information on GD First and Gardner Denver

1. GD First

GD First was incorporated in England and Wales as a public company limited by shares on 6 November 2003 with registered number 4955958. GD First has not traded since its incorporation, nor has it entered into any obligations other than in connection with the Offer. The authorised share capital of GD First is £32 million divided into 32 million ordinary shares of £1 each. The current issued share capital of GD First is 50,000 ordinary shares of £1 each. Gardner Denver holds one ordinary share (fully paid) and Gardner Denver International, Inc. holds 49,999 ordinary shares (fully paid).

2. Financial Information on Gardner Denver

Gardner Denver reported sales of US$418.2 million (£278.6 million) and US$419.8 million (£291.5 million) and profit before tax of US$28.8 million (£19.2 million) and US$34.7 million (£24.1 million) for the years ended 31 December 2002 and 31 December 2001 respectively. Net assets at 31 December 2002 were US$222.9 million (£138.5 million).

In Gardner Denver’s announcement of its results for the quarter ended 30 September 2003 released on 20 October 2003, Mr Ross J. Centanni, Chairman, President and Chief Executive Officer of Gardner Denver made the following comments about Gardner Denver’s future prospects:

“We believe that the demand outlook for the fourth quarter of 2003 is comparable with that of the third. We also believe that the demand outlook in 2004 is more positive than negative and we should see some revenue growth in a slowly recovering U.S. economy. Our packaging operation in China should facilitate further material cost reductions as we access lower-cost suppliers and we are strengthening our distribution channels in the U.S. and Europe through further training and development. Our ongoing investments in capital projects and lean manufacturing techniques should enable us to respond quickly when orders begin to increase.

We expect improved demand for petroleum pumps and replacement parts in 2004, if North American rig counts continue to rise, and believe that our investments in drilling pump inventory will enable a quick response if further orders are received. If natural gas prices remain elevated, supported by an economic recovery, demand for well servicing and drilling should increase further, stimulating demand for petroleum pumps in 2004.

The financial information in this Appendix III for each of the years ended 31 December 2001 and 31 December 2002 is extracted from the financial statements of Gardner Denver contained in its Form 10-K for the year ended 31 December 2002. These financial statements were prepared in conformity with accounting principles generally accepted in the US. Such US principles can differ in significant respects from accounting principles generally accepted in the UK. Gardner Denver’s annual report on Form 10-K for the year ended 31 December 2002 is dated 26 March 2003.

The information in this Appendix III regarding the future prospects of Gardner Denver is extracted from its Form 8-K dated 20 October 2003. Such information should not be treated or relied on as updated to any later date.

A copy of Gardner Denver’s annual report on Form 10-K for the year ended 31 December 2002 (together with the notes thereto) and a copy of the Form 8-K dated 20 October 2003 are available from Gardner Denver’s website (www.gardnerdenver.com) in the Investor Relations section.

Cautionary Statement Regarding Forward-Looking Statements

All of the statements in this Appendix III, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the US Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to Gardner Denver’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of Gardner Denver. These uncertainties and factors could

Appendix III – Financial Information on GD First and Gardner Denver

cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements. The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to maintain and to enter into key purchasing, supply and outsourcing relationships; (2) the ability to effectively manage the transition of iron casting supply to alternate sources and the skill, commitment and availability of such alternate sources; (3) the ability to identify, negotiate and complete future acquisitions; (4) the ability to effectively integrate acquisitions and realize the related financial benefits in a timely manner; (5) the successful implementation of other strategic initiatives, including, without limitation, restructuring plans, inventory reduction programs and other cost reduction efforts; (6) the domestic and/or worldwide level of oil and natural gas prices and oil and gas drilling and production, which affect demand for Gardner Denver’s petroleum products; (7) changes in domestic and/or worldwide industrial production and industrial capacity utilization rates, which affect demand for Gardner Denver’s compressed air products; (8) pricing of Gardner Denver products; (9) the degree to which Gardner Denver is able to penetrate niche and international markets; (10) the ability to attract and retain quality management personnel; (11) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other post-employment obligation and expense calculations; (12) the continued ability to effectively manage and defend litigation matters pending, or asserted in the future, against Gardner Denver; (13) the development and acceptance of Gardner Denver’s new product offerings; and (14) the continued successful implementation and utilization of Gardner Denver’s electronic services. Gardner Denver does not undertake, and hereby disclaims, any duty to update these forward-looking statements, even though its situation and circumstances may change in the future.

Appendix IV – Financial Information on Syltone

The financial information detailed in this Appendix IV is set out in two parts as follows:

Part A:                Extracts from the audited accounts of Syltone for the three years ended 31 March 2003, and

Part B:                The unaudited interim reports of Syltone for the six months ended 30 September 2003.

PART A:            EXTRACTS FROM THE AUDITED ACCOUNTS OF SYLTONE FOR THE THREE YEARS ENDED 31 MARCH 2003

Nature of financial information
The financial information set out below does not constitute statutory accounts within the meaning of section 240 of the Companies Act, but has been extracted from the published audited accounts for Syltone Group PLC for the three financial years ended 31 March 2003 without material adjustment. The auditors of Syltone Group PLC for the three years ended 31 March 2003 were KPMG Audit Plc. For each of the three years ended 31 March 2003, the auditors have made reports under section 235 of the Companies Act in respect of each set of statutory accounts and each such report was an unqualified report and did not contain a statement under section 237(2) or (3) of the Companies Act.

CONSOLIDATED PROFIT AND LOSS ACCOUNT
for the three years ended 31 March 2003

	Note	2003 £'000	2002 £'000	2001 £'000

Turnover	2
Continuing operations		78,798	75,464	75,651
Discontinued operations		–	–	6,943

		78,798	75,464	82,594
Operating costs		(72,982)	(70,777)	(80,379)

Operating profit	5
Continuing operations - before eceptional items		5,816	5,327	5,126
- reorganisation costs		–	(640)	(2,897)

		5,816	4,687	2,229
Discontinued operations		–	–	(14)

Group operating profit	5	5,816	4,687	2,215
Profit on sale of subsidiary undertakings		–	–	899

Profit on ordinary activities before interest and taxation		5,816	4,687	3,114
Net interest payable and other similar charges	6	(1,013)	(1,179)	(1,363)

Profit on ordinary activities before taxation		4,803	3,508	1,751
Taxation	7	(1,781)	(1,494)	(1,044)

Profit on ordinary activities after taxation		3,022	2,014	707
Minority interests - equity		–	(19)	(79)

Profit attributable to ordinary shareholders		3,022	1,995	628
Ordinary dividends	8	(1,835)	(1,835)	(1,831)

Retained profit/(loss) for the year		1,187	160	(1,203)

Earnings per share	9	12.10p	7.99p	2.51p

Diluted earnings per share	9	12.06p	7.96p	2.50p

Dividends per share	8	7.35p	7.35p	7.35p

The accounts are prepared on an unmodified historic cost basis.

The notes referred to form part of these accounts.

Appendix IV – Financial Information on Syltone

CONSOLIDATED BALANCE SHEET
as at 31 March 2003

	Note	2003 £'000	2002 £'000	2001 £'000

Fixed assets Intangible assets	10	2,587	2,753	2,610
Tangible assets	11	17,259	18,080	17,694
Investments	12	604	606	606

		20,450	21,439	20,910
Current assets
Stocks	13	11,509	12,851	13,205
Debtors	14	19,281	18,698	22,211
Cash at bank and in hand		4,434	2,487	3,206

		35,224	34,036	38,622

Creditors: amounts falling due within one year
Borrowings	15	(2,409)	(3,027)	(4,052)
Other creditors	16	(17,921)	(16,975)	(18,994)

		(20,330)	(20,002)	(23,046)

Net current assets		14,894	14,034	15,576

Total assets less current liabilities		35,344	35,473	36,486

Creditors: amounts falling due after more than one year
Borrowings	15	(12,990)	(13,916)	(15,146)
Other creditors	16	(321)	(541)	(483)

		(13,311)	(14,457)	(15,629)

Provisions for liabilities and charges		(1,522)	(1,015)	(1,110)
Deferred income: capital expenditure grants		(1)	(16)	(25)

Net assets		20,510	19,985	19,722

Capital and reserves
Called up equity share capital	17	6,378	6,378	6,378
Share premium account		9,275	9,275	9,275
Merger reserve		1,197	1,197	1,197
Profit and loss account		3,374	2,817	2,573

Shareholders' funds - equity		20,224	19,667	19,423
Minority interests - equity		286	318	299

		20,510	19,985	19,722

The notes referred to form part of these accounts.

Appendix IV – Financial Information on Syltone

CONSOLIDATED CASH FLOW STATEMENT
for the three years ended 31 March 2003

		2003		2002		2001
	Note	£'000	£'000	£'000	£'000	£'000	£'000

Cash inflow from operating activities	18		9,475		6,217		8,229
Returns on investments and servicing of finance
Bank interest paid		(1,069)		(1,564)		(1,757)
Bank interest received		193		406		384
Finance lease interest paid		(27)		(25)		(2)
Dividends paid to minorities in subsidiaries		–		–		(26)

			(903)		(1,183)		(1,401)
Taxation
United Kingdom corporation tax paid		(391)		(478)		(476)
Overseas taxes paid		(791)		(1,100)		(1,044)

			(1,182)		(1,578)		(1,520)
Capital expenditure and financial investments
Purchase of tangible assets		(1,271)		(2,329)		(2,419)
Purchase of intangible assets		(117)		(336)		–
Sale of fixed asset investment		2		–		–
Sale of tangible assets		205		207		275
Purchase of fixed asset investments		–		–		(76)

			(1,181)		(2,458)		(2,220)
Acquisition and disposals
Sale of subsidiary undertakings		115		2,886		267
Acquisition of Priestman		–		–		(45)
Acquisition of minority holdings in subsidiaries		–		(7)		(30)

			115		2,879		192
Equity dividends paid
Dividends paid to shareholders			(1,835)		(1,835)		(1,835)

Cash inflow before financing			4,489		2,042		1,445
Financing:
Repayments of medium and long term loans		(1,405)		(1,583)		(574)
Finance lease capital repayments		(228)	(1,633)	(222)	(1,805)	(61)	(635)

Increase in cash in the year			2,856		237		810

The notes referred to form part of these accounts.

Appendix IV – Financial Information on Syltone

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES
for the three years ended 31 March 2003

	2003 £'000	2002 £'000	2001 £'000

Profit attributable to ordinary shareholders	3,022	1,995	628
Currency translation differences on foreign currency net investments	(630)	84	451

Total recognised gains and losses relating to the year	2,392	2,079	1,079

RECONCILIATION OF MOVEMENTS IN CONSOLIDATED SHAREHOLDERS' FUNDS
for the three years ended 31 March 2003

	2003 £'000	2002 £'000	2001 £'000

Profit attributable to ordinary shareholders	3,022	1,995	628
Dividends	(1,835)	(1,835)	(1,831)

Retained profit/(loss) for the year	1,187	160	(1,203)
Other recognised gains and losses as shown above	(630)	84	451
Consolidated goodwill previously credited to reserves, written back on sale of subsidiary
company	–	–	(260)

Net asset to/(deduction from) shareholders' funds	557	244	(1,012)
Opening shareholders' funds	19,667	19,423	20,435

Closing shareholders' funds	20,224	19,667	19,423

Appendix IV – Financial Information on Syltone

NOTES TO THE FINANCIAL INFORMATION

1. Accounting policies

Basis of accounts
The accounts are prepared under the historical cost convention, in accordance with applicable accounting standards. The following principal accounting policies have been applied consistently in dealing with items which are considered material in relation to the Group’s accounts.

Basis of consolidation
The consolidated profit and loss account includes the results of undertakings acquired or disposed of during the year from the date of their acquisition or up to the date of their disposal. The consolidated balance sheet includes the assets and liabilities of the Company and its subsidiaries at the end of the financial year. In accordance with the requirements of Financial Reporting Standard No 2: Accounting for Subsidiary Undertakings, the accounts of companies, which due to local restrictions, cannot be owned by Syltone, but are nevertheless subject entirely to Syltone’s control, are consolidated as if those companies are legally owned by Syltone.

Under section 230(4) of the Companies Act 1985 the company is exempt from the requirement to presents its own profit and loss account.

Foreign currency
Transactions in foreign currencies are recorded at the rate of exchange at the date of the transaction or, if hedged forward, at the rate of exchange under the related forward currency contract.

Assets, liabilities and trading results of overseas operations are translated into sterling at the rates of exchange ruling at the balance sheet date. Differences arising on the translation of the Group’s net investment in overseas operations are dealt with as movements in reserves net of differences on related currency borrowings. All other differences are taken to the profit and loss account.

Financial instruments
The Group uses derivative financial instruments to manage its exposures to fluctuations in interest and foreign currency exchange rates. Receipts and payments on interest rate instruments are recognised on an accruals basis over the life of the instrument. Gains and losses on transactional foreign currency hedges are recognised in the profit and loss account on the maturity of the underlying transaction. Gains and losses on translational hedges of foreign currency denominated net investments are taken to reserves. Gains and losses on hedging instruments that are cancelled due to the termination of the underlying exposure are recognised in the profit and loss account at the time of termination.

Goodwill and intangible fixed assets
Purchased goodwill (representing the excess of the fair value of the consideration given and associated costs over the fair value of the separable net assets acquired) arising on consolidation in respect of acquisitions before 1 April 1998, when Financial Reporting Standards 10 was adopted, was written off to reserves in the year of acquisition. When a subsequent disposal occurs any related goodwill previously written off or credited to reserves is written back through the profit and loss account as part of the profit or loss on disposal.

Purchased goodwill arising on consolidation in respect of acquisitions since 1 April 1998 is capitalised in the year of acquisition and amortised on a systematic basis over its estimated useful economic life up to a maximum of 20 years. The carrying value of goodwill is reviewed as necessary for impairment and written down if impairment is identified.

On the subsequent disposal of a business acquired since 1 April 1998, the profit or loss on disposal is calculated after charging the unamortised amount of any related goodwill.

Intellectual property rights and patents are valued at cost on acquisition and are amortised in equal annual amounts over their estimated useful economic lives.

The accounting policy for research and development is set out below.

Appendix IV – Financial Information on Syltone

Depreciation
Except for freehold land, depreciation is provided on a straight line basis at rates which are calculated to write off the cost of each asset over its useful life in equal annual instalments.

The useful lives of assets are:

Freehold and long leasehold buildings	- up to 50 years
Short leasehold buildings	- over the residue of the lease
Plant and equipment	- 4 to 10 years
Computers	- 3 to 7 years
Motor vehicles	- 4 years

Leased assets
Rentals payable under operating leases are charged to the profit and loss account as incurred. Assets obtained under finance leases are included in fixed assets and the related obligations to pay future rentals are included in creditors. Interest on finance leases is charged to the profit and loss account over the period of the lease.

Stocks
Stocks are valued at the lower of cost and net realisable value. Cost includes an appropriate allocation of production overheads.

Long term contracts
The amount of profit attributable to the stage of completion of a long term contract is recognised when the outcome of the contract can be foreseen with reasonable certainty. Turnover for such contracts is stated at the cost appropriate to their stage of completion plus attributable profits, less amounts recognised in previous years. Provision is made for any losses as soon as they are foreseen.

Contract work in progress is stated at costs incurred, less those transferred to the profit and loss account, after deducting foreseeable losses and payments on account not matched with turnover.

Amounts recoverable on contracts are included in debtors and represent turnover recognised in excess of payments on account.

Development grants
Grants relating to fixed assets are treated as deferred credits and are transferred to a revenue in equal amounts over the useful life of the asset. Grants relating to revenue costs are credited to the profit and loss account in the period in which costs are incurred.

Research and development
Development costs are capitalised when a clear, commercially viable future for that development is confirmed and are amortised over the first three years following their commercial launch.

All other expenditure on research and development is written off as incurred.

Turnover
Turnover represents the amounts (excluding value added tax) derived from the provision of goods and services to customers. Turnover is recognised at the point of despatch of goods. The only exception is Emco Wheaton GmbH where, on certain major contracts, turnover is recognised at the point of signing off completion certificates. This company also has long term contracts, which follow the accounting policy outlined above. Revenue from service contracts is recognised on an accruals basis.

Rental income
Rental income receivable is recognised on an accruals basis.

Deferred taxation
The charge for taxation is based on the profit for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. In accordance with Financial Reporting Standard No 19, deferred tax is provided, without discounting, in full. Full

Appendix IV – Financial Information on Syltone

recognition is made of the deferred tax arising on any pension cost provision and asset made in accordance with Statement of Standard Accounting Practice No 24.

Pension costs
The expected cost of pensions in respect of the Group’s defined benefit pension schemes is charged to the profit and loss account so as to spread the cost of pensions over the service lives of employees. Variations from the regular cost are spread over the expected service lives of current employees in the schemes. Differences between the amounts charged in the profit and loss account and payments made to the schemes are carried forward as assets or liabilities in the balance sheet. Pension costs are assessed in accordance with the advice of independent and qualified actuaries.

Regarding the Group’s UK defined contribution pension scheme the amount charged to the profit and loss account represents the contributions payable to the scheme in respect of the accounting period. The assets of the scheme are held separately from those of the Group in an independently administered fund.

2. Turnover and trading profit

Turnover arises wholly from the principal activities of the Group and is analysed by geographical destination as:

	2003 £'000	2002 £'000	2001 £'000

United Kingdom	21,556	24,207	27,640
France	10,777	8,305	8,499
Germany	6,773	5,756	5,674
Other European countries	13,362	10,753	13,740
North America	15,340	14,952	16,551
Other	10,990	11,491	10,490
	78,798	75,464	82,594

The profit of the Group arises wholly from the principal activities of the constituent companies.

In the opinion of the directors disclosure in further detail of the analysis of turnover, profit and net assets would be seriously prejudicial to the interests of the Group.

3. Directors’ remuneration

A summary of the Directors’ remuneration for the years ended 31 March 2003, 2002 and 2001 is shown below:

Directors' remuneration	Salary and fees £	Performance related bonus £	Compensation for loss of office £	Benefits £	2003 Total £

PJ Andrews	105,000	–	–	–	105,000
TJ Murch	114,330	32,590	–	7,019	153,939
A Hartley	97,022	29,361	–	10,993	137,376
DL Speirs	62,500	9,079	–	–	71,579
R Templeton	21,166	–	–	–	21,166
JC Barnsley	20,415	–	–	–	20,415
	420,433	71,030	–	18,012	509,475

Benefits comprise car and health care.

Appendix IV – Financial Information on Syltone

2002

Directors' remuneration

	Salary and fees £	Performance related bonus £	Compensation for loss of office £	Benefits £	2002 Total £

PJ Andrews	100,000	–	–	–	100,000
M Clewes	51,500	–	138,000	6,009	195,509
A Hartley	86,520	–	–	12,122	98,642
SL Worthington	6,480	–	–	–	6,480
PS Thomas	18,000	–	–	–	18,000
DL Speirs	102,903	–	–	–	102,903
R Templeton	15,000	–	–	–	15,000
	380,403	–	138,000	18,131	536,534

Benefits comprise car, car fuel, health care and telephone costs.

2001

Directors' remuneration

	Salary and fees £	Performance related bonus £	Benefits £	2001 £

PJ Andrews	100,000	–	–	100,000
M Clewes	120,000	–	15,072	135,072
A Hartley	84,000	–	10,595	94,595
JA Clegg	15,000	–	304	15,304
SL Worthington	15,000	–	–	15,000
PS Thomas	18,000	–	–	18,000
DL Speirs	6,750	–	–	6,750
R Templeton	5,000	–	–	5,000
	363,750	–	25,971	389,721

Benefits comprise car, car fuel, health care and telephone costs.

4. Staff costs

	2003 £'000	2002 £'000	2001 £'000

Aggregate employment costs: Wages and salaries	21,630	20,594	25,014
Social security costs	3,206	2,927	3,452
Other pension costs	1,365	1,425	1,433
	26,201	24,946	29,899

	2003 Number	2002 Number	2001 Number

Average numbers employed geographically: United Kingdom	377	392	503
France	102	124	141
Germany	160	149	154
Other European countries	72	78	98
North America	97	99	99
Other	32	33	42
	840	875	1,037
Appendix IV – Financial Information on Syltone

5. Operating profit

	2003 £'000	2002 £'000	2001 £'000

Operating profit is stated after charging/(crediting): Research and development expenditure	1,786	1,565	2,281
Payments under operating leases:
Plant and equipment	349	136	146
Other leases	746	882	862
Auditors' and there associates' remuneration:
Audit services	203	204	234
Further assurance services	35	86	126
Tax advisory services	109	95	–
Property rentals receivable	(52)	(66)	(78)
Asset disposal (gains)/losses	(55)	(66)	26
Reorganisation costs	–	640	2,897

*	The reorganisation costs relate to the exceptional costs incurred in restructuring the group following the July 2000 strategic review and primarily comprise redundancy and early retirement costs.

Profit on sale of subsidiary undertakings

The profit on sale of subsidiary undertakings in the year can be analysed as follows:

2001 £'000

Profit on sale	639
Consolidation goodwill written back to reserves on the disposal of Bradley Dunblock Limited	260
899

6. Net interest payable and other similar charges

	2003 £'000	2002 £'000	2001 £'000

On bank loans and overdrafts	1,164	1,567	1,769
On finance leases	27	25	2
	1,191	1,592	1,771
Interest receivable	(178)	(413)	(408)
	1,013	1,179	1,363
Appendix IV – Financial Information on Syltone

7. Taxation on profit on ordinary activities

	2003 £'000	2002 £'000	2001 £'000

Current tax: Corporation tax on profits of the period: UK	403	509	1,792
Overseas	737	587	1,360
Adjustments in respect of previous periods:
UK	33	(37)	10
Overseas	(29)	(99)	162
Unrelieved ACT	–	105	–
Double tax relief	–	(134)	(1,436)

Total current tax	1,144	931	1,888

Deferred tax:
Origination and reversal of timing differences
Prior year	53	(24)	–
Current year	584	587	(844)

Total deferred tax	637	563	(844)

Tax on profit on ordinary activities	1,781	1,494	1,044

Factors affecting the current tax charge for the period
Profit on ordinary activities before tax	4,803	3,508	1,751

Profit on ordinary activities multiplied by standard rate of corporation tax (30%)	1,441	1,052	525
Effects of:
Expenses not deductible for tax purposes	47	95	(89)
Losses not recognised	72	204	457
Deferred tax movement	(584)	(587)	844
Adjustment to tax charge in respect of previous periods	16	(136)	172
Overseas tax rates in excess of UK	152	198	(21)
Unrelieved ACT	–	105	–

Current tax charge for the period	1,144	931	1,888

8. Ordinary dividends

	2003 £'000	2002 £'000	2001 £'000

Interim paid for 2003 - 2.25p per share	562	562	562
Final proposed for 2003 - 5.10p per share	1,273	1,273	1,273
Over provision for previous year's dividend	–	–	(4)

	1,835	1,835	1,831

9. Earnings per share

The calculation of earning per share is based on the profit attributable to ordinary shareholders of £3,022,000 (2002: £1,995,000, 2001: £628,000) and on 24,969,464 (2002: 24,969,464, 2001: 24,995,848) shares of 25p each, being the weighted average number of ordinary shares in issue during the year ended 31 March 2003, excluding those shares held in the Employee Benefit Trust upon which all dividend rights have been waived.

The diluted earnings per share is based on the same profit attributable to ordinary shareholders and on 25,065,343 (2002: 25,068,140, 2001: 25,079,974) shares of 25p each. Of the 1,332,250 (2002: 1,056,642, 2001: 1,039,950) weighted average number of options outstanding under the various option schemes 669,138 (2002: 229,783, 2001: 110,878) are dilutive, resulting in 95,879 (2002: 98,679, 2001: 84,126) shares of 25p each deemed issued for nil consideration.

Appendix IV – Financial Information on Syltone

10. Intangible fixed assets

	Goodwill on acquisition £'000	Intellectual property rights £'000	Patents £'000	Development costs £'000	Total £'000

Group Cost At 1 April 2000	2,385	338	–	–	2,723
Additions	169	–	44	–	213

At 31 March 2001 and 1 April 2001	2,554	338	44	–	2,936
Additions	–	–	–	336	336

At 31 March 2002 and 1 April 2002	2,554	338	44	336	3,272
Additions	–	–	–	117	117
Exchange adjustments	–	–	(1)	4	3

At 31 March 2003	2,554	338	43	457	3,392

Amortisation
At 1 April 2000	79	107	–	–	186
Charge for year	124	15	1	–	140

At 31 March 2001 and 1 April 2001	203	122	1	–	326
Charge for year	127	16	2	48	193

At 31 March 2002 and 1 April 2002	330	138	3	48	519
Charge for year	128	15	2	140	285
Exchange adjustments	–	–	–	1	1

At 31 March 2003	458	153	5	189	805

Net book value
At 31 March 2003	2,096	185	38	268	2,587

At 31 March 2002	2,224	200	41	288	2,753

At 31 March 2001	2,351	216	43	–	2,610

At 31 March 2000	2,306	231	–	–	2,537

11. Tangible fixed assets

	Freehold property £'000	Long leasehold property £'000	Short leasehold property alterations £'000	Plant, equipment and vehicles £'000	Total £'000

Group
Cost
At 1 April 2000	12,477	344	802	25,997	39,620
Additions	67	–	564	1,679	2,310
Disposals	(1,643)	(5)	–	(3,883)	(5,531)
Exchange adjustments	463	–	3	619	1,085

At 31 March 2001 and 1 April 2001	11,364	339	1,369	24,412	37,484
Additions	2	–	8	2,887	2,897
Disposals	–	–	–	(1,140)	(1,140)
Transfer in capital tools from stock	–	–	–	890	890
Exchange adjustments	(81)	–	(1)	(85)	(167)

At 31 March 2002 and 1 April 2002	11,285	339	1,376	26,964	39,964
Additions	44	50	6	1,270	1,370
Disposals	(5)	–	(4)	(1,792)	(1,801)
Exchange adjustments	399	–	3	398	800

At 31 March 2003	11,723	389	1,381	26,840	40,333

Appendix IV – Financial Information on Syltone

	Freehold property £'000	Long leasehold property £'000	Short leasehold property alterations £'000	Plant, equipment and vehicles £'000	Total £'000

Depreciation At 1 April 2000	1,714	110	117	18,016	19,957
Charge for year	225	7	50	2,513	2,795
Disposals	(298)	(4)	–	(3,103)	(3,405)
Exchange adjustments	43	–	1	399	443

At 31 March 2001 and 1 April 2001	1,684	113	168	17,825	19,790
Charge for year	201	7	68	2,241	2,517
Disposals	–	–	–	(1,025)	(1,025)
Transfer in capital tools from stock	–	–	–	689	689
Exchange adjustments	(18)	–	(1)	(68)	(87)

At 31 March 2002 and 1 April 2002	1,867	120	235	19,662	21,884
Charge for year	211	9	62	2,038	2,320
Disposals	–	–	(4)	(1,635)	(1,639)
Exchange adjustments	157	–	3	349	509

At 31 March 2003	2,235	129	296	20,414	23,074

Net book value
At 31 March 2003	9,488	260	1,085	6,426	17,259

At 31 March 2002	9,418	219	1,141	7,302	18,080

At 31 March 2001	9,680	226	1,201	6,587	17,694

At 31 March 2000	10,763	234	685	7,981	19,663

At 31 March 2003, 2002 and 2001 no Group freehold property was rented to third parties.

Plant, equipment and vehicles include assets which are the subject of finance leases and are analysed as:

	Group
	2003 £'000	2002 £'000	2001 £'000

Cost	510	487	160
Accumulated depreciation	(33)	(26)	(78)

Net book value	477	461	82

Depreciation in year	27	14	33

             Capital expenditure commitments at the year end were:

	Group
	2003 £'000	2002 £'000	2001 £'000

Contracted for but not provided	242	24	171

Appendix IV – Financial Information on Syltone

12. Investments

	Investment in subsidiary undertakings £'000	Own shares held in Employee Benefit Trust £'000	Other investments £'000	Total £'000

Group At 1 April 2000	–	528	2	530
Additions	–	76	–	76

At 31 March 2001 and 1 April 2001	–	604	2	606
Additions	–	–	–	–

At 31 March 2002 and 1 April 2002	–	604	2	606
Disposals	–	–	(2)	(2)

At 31 March 2003	–	604	–	604

Investments are stated at cost. Investments in subsidiary undertakings are shown after deduction of provisions amounting to £68,000 (2002:£68,000; 2001:£318,000).

Ordinary shares in Syltone plc held in the Employee Benefit Trust have been included in the Group consolidated balance sheet as investments as required by Urgent Issues Task Force No. 13.

Details of shareholdings in trading subsidiary undertakings are shown below as at 31 March 2003:

	Country of incorporation	% of equity owned by Group

Intermediate holding companies
Syltone Industries plc*	England	100.0
Syltone Industries GmbH	Germany	100.0
Syltone Industries SA	France	100.0
Principal subsidiary companies
Manufacture of components and systems for truck loading and discharge
Drum International Limited	England	100.0
Emco Wheaton Corp	Canada	100.0
Emco Wheaton GmbH	Germany	100.0
Emco Wheaton UK Limited	England	100.0
Perolo SA	France	100.0
Sam Systems A/S	Denmark	100.0
Syltone Industries LLC	USA	95.0
Webster Drives Limited	England	100.0
Sale and installation of systems for truck loading and discharge
Syltone Australia Pty Limited	Australia	100.0
Syltone Belgium NV	Belgium	100.0
Syltone Deutschland GmbH	Germany	100.0
Syltone do Brasil Ltda	Brazil	100.0
Syltone France SA	France	100.0
Syltone Industria Iberica SL	Spain	100.0
Syltone Italia s.r.l	Italy	100.0
Syltone (Malaysia) Sdn Bhd	Malaysia	30.0
Syltone Nederland BV	Netherlands	100.0
Syltone Polska Sp z.o.o	Poland	100.0
Syltone UK Limited	England	100.0

Although Syltone is not able to fully own Syltone Malaysia Snd Bhd under Malaysia law, it controls the management of the company and its results have therefore been wholly consolidated in accordance with the requirements of Financial Reporting Standard No. 2.

*            denotes company held by parent company itself.

A full list of all companies is available at Companies House.

Appendix IV – Financial Information on Syltone

13. Stocks

	Group
	2003 £'000	2002 £'000	2001 £'000

Raw materials and consumables	3,205	3,398	3,312
Work in progress	1,415	1,742	1,875
Finished goods for resale	6,889	7,711	8,018

	11,509	12,851	13,205

14. Debtors

	Group
	2003 £'000	2002 £'000	2001 £'000

Amounts falling due within one year:
Trade debtors	15,905	15,871	16,667
Other debtors	308	446	3,548
Taxation recoverable	430	405	309
Prepayments and accrued income	1,260	1,063	1,117
Amounts owned by subsidiary undertakings	–	–	–

	17,903	17,785	21,641
Amounts falling due after one year:
Other debtors	35	56	1
Deferred tax asset	–	7	569
Pension prepayments	1,343	850	–

	1,378	913	570

	19,281	18,698	22,211

15. Borrowings

The maturity profiles of the Group's financial liabilities are detailed below:

	Group
	2003 £'000	2002 £'000	2001 £'000

Due on demand or within one year:
Bank overdrafts and loans - secured	2,165	2,796	4,034
Finance leases - secured	244	231	18

	2,409	3,027	4,052

Due after one year:
Bank overdrafts and loans - secured	12,957	13,691	15,141
Finance leases - secured	33	225	5

	12,990	13,916	15,146

Amounts due after one year are repayable:
Between one and two years	1,710	1,811	5,302
Between two and five years	11,163	11,950	9,633
More than five years	117	155	211

	12,990	13,916	15,146

Appendix IV – Financial Information on Syltone

16. Other creditors

	Group
	2003 £'000	2002 £'000	2001 £'000

Amounts falling due within one year: Trade creditors	7,974	8,260	8,241
Taxation	351	297	848
Social security	646	556	681
Accruals	3,520	3,083	4,467
Other creditors	3,582	3,506	3,484
Payments on account	575	–	–
Proposed dividend	1,273	1,273	1,273

	17,921	16,975	18,994

Amounts falling due after one year:
Accruals	53	301	6
Other creditors	268	240	477

	321	541	483

17. Equity share capital

2001 Number	2002 Number	2003 Number	Ordinary shares of 25p each	2003 £'000	2002 £'000	2001 £'000

32,000,000	32,000,000	32,000,000	Authorised	8,000	8,000	8,000
25,511,055	25,511,055	25,511,055	Allotted, called up and fully paid at start of year and end of year	6,378	6,378	6,378

18. Consolidated cash flow statement Reconciliation of operation profit to cash flow from operating activities

	2003 £'000	2002 £'000	2001 £'000

Operating profit	5,816	4,687	2,215
Depreciation and amortisation charges	2,605	2,710	2,935
Provisions (decrease)/increase	(183)	158	68
Stock decrease	1,589	131	793
Debtors decrease	560	991	701
Creditors (decrease)/increase	(165)	(1,331)	1,772
Capital grants amortised	(16)	(9)	(16)
Exchange (gains)/losses	(176)	31	(161)
Asset disposal (gains)/losses	(55)	(66)	26
Pension payments	(500)	(1,085)	(104)

Net cash inflow from operating activities	9,475	6,217	8,229

Acquisitions and disposals
The proceeds on the sale of subsidiary undertakings relate to the sale of subsidiary undertakings which were completed in the year ended 31 March 2001.

Appendix IV – Financial Information on Syltone

Reconciliation of net cash flow to movement in net borrowings

	2003 £'000	2002 £'000	2001 £'000

Increase in cash in year	2,856	237	810
Cash outflow from net decrease in borrowings and repayment of finance leases	1,633	1,805	635

Change in net borrowings resulting from cash flows	4,489	2,042	1,445
New finance leases	(56)	(656)	–
Termination of finance leases	9	–	4
Exchange adjustments	(951)	150	(637)

Movement in net borrowings in year	3,491	1,536	812
Net borrowings at start of year	(14,456)	(15,992)	(16,804)

Net borrowings at end of year	(10,965)	(14,456)	(15,992)

Appendix IV – Financial Information on Syltone

PART B: THE UNAUDITED INTERIM REPORTS OF SYLTONE FOR THE SIX MONTHS ENDED 30 SEPTEMBER 2003

The following is the text of the interim results of Syltone for the half year to 30 September 2003:

“SYLTONE PLC – INTERIM RESULTS FOR 2003

CHAIRMAN’S STATEMENT

I am please to be able to report another positive step forward for Syltone during the first half of this year.

Turnover for the first six months of the year was £42.7m against £37.1m achieved in the same period of the previous year, an increase of 15.0%, or 9.4% in local currency terms. £1.1m of the increase was generated by the newly formed company in the USA, Syltone Marine, Inc. Excluding the acquisitions, turnover growth would have been 12.0%, or 6.2% in local currency terms. Profit before tax was £2.05m against £1.34m the year before, an increase of 53.4%. With a reduced tax charge of 37.0% compared to 39.1% in the previous year, earnings per ordinary share rose 59.3% to 5.16 pence from 3.24 pence in the corresponding period in 2002.

Although many of the Group’s markets remain far from robust, it is encouraging that the order book at the half year was 18.2% higher than the year before. The increase in turnover continues, therefore, to be produced largely by gains in market share rather than underlying market growth.

CASH FLOW

Cash flow from operating activities remained strong with a continuing benefit being felt from careful working capital control. The acquisition of the outstanding 5% of Syltone Industries LLC in April 2003 and of certain assets of Aarig Terminal Systems, Inc and CE-Loading Systems, Inc in May 2003 represented an aggregate cash outflow of £1.29m. Investment in growing the working capital of the new business formed from the latter two acquisitions has accounted for a further £0.3m of working capital.

Nevertheless, the cash position improved during the half-year and net borrowings now stand at £10.5m compared to £11.0m at the prior year-end. Gearing has now reduced to 48.6% from 53.5% at the end of the 2002-03 financial year.

DIVIDEND

It is also being announced today that the boards of the Company and Gardner Denver Inc. have reached agreement on the terms of a recommended offer to be made by GD First (UK) PLC, a subsidiary of Gardner Denver Inc., for the share capital of the Company. In these circumstances, the directors are not currently declaring an interim dividend for the current year. In the event that the offer from Gardner Denver Inc. were not to proceed to become wholly unconditional, the directors would intend to declare an interim dividend of 2.25p per ordinary share (2002: 2.25p per ordinary share), as if the offer had not been announced.

OPERATIONAL REVIEW

Transportation Division

Growth in the transportation division has come largely from the UK and continental Europe as our North American operations had a quiet start to the year. The Oil Division has shown a remarkably high level of activity during the half year with a steady flow of orders from both the Middle and Far East, France and the UK. The Margate facility has been operating at or near capacity throughout this period. The access platform business has continued its strong market performance and the focus on the spares and service activity which was initiated during the first half of last year continues to generate strong and profitable growth.

Fluid Transfer Division

Activity at Emco Wheaton GmbH has been at a high level and has shown healthy growth over the prior year. Exports have been particularly robust and the major project for Wysotsk in Russia was completed to schedule and at better than expected margins. In the USA, the traditional market for distribution loading arms has been quiet with signs of improvement only appearing immediately before the half-year end. The new operation in Houston, Syltone Marine, has successfully entered the market and will focus particularly on aftermarket opportunities throughout North America. As original supplier, now, of the largest installed base of marine loaders in North America, prospects for the new company are very promising indeed.

Appendix IV – Financial Information on Syltone

United Kingdom

The UK factories have had a particularly busy half-year with demand for Syltone products high in a generally depressed market. The XK blowers, manufactured at our Springmill Street factory in Bradford, have achieved good market acceptance throughout Europe. Webster Drives, based in Bolton, was successful in winning a major contract for axles for a military application and has devoted considerable resource to preparations to commence manufacture in the second half year.

Continental Europe

Our southern European operations, focused on France, have had another excellent half year increasing both turnover and profitability substantially. The Spanish business did particularly well in a buoyant general purpose market. Business in northern Europe was flat with pressure on margins in a difficult market.

The German loading arm business was the highlight of the first half-year’s activities with concentration on cost reduction augmenting its clear market focus.

North America

This was a disappointing first half for both US and Canadian companies in a very difficult market. Although the market for transportation equipment at Syltone Industries LLC picked up early in the second quarter, that for fluid transfer equipment remained weak until the last month of the half. The trend for both parts of the business is difficult to predict but the Group’s projections suggest that an improvement is in prospect for the second half year.

In Canada, the Group’s specialist coupler business, EW Corp, has found its main market challenging due to a slowdown in the market and has produced a weaker performance than last year. No upturn in this market has yet been observed and it is expected that the second half will be no better than the first.

Asia Pacific and Other Regions

Syltone Australia has had an extremely good first half year, with its factored products targeted on agricultural industries selling strongly. The company has also made progress in selling blowers into the Australian dry goods handling market and in achieving entry into the domestic market for the sale of AirDrive products. Syltone Australia’a sales and profitability were both considerably ahead of the corresponding period in the year before. The business in Malaysia and Brazil are of small scale and have had some operational problems during the first half-year. Greater financial stability in Brazil and new marketing opportunities in Malaysia are expected to improve operations during the second half.

ACQUISITIONS

The Group has previously announced the acquisition of the 5% of Syltone Industries LLC that it did not previously own for an amount of $709,000 in April 2003.

It has also announced the acquisition of certain assets of Aarig Terminal Systems, Inc and CE Loading Systems, Inc in May 2003 for a combined consideration of $1.4m. The assets from these two businesses have now been brought together and form Syltone Marine, Inc in a facility in Houston, Texas.

PROSPECTS

This half-year the Group has again continued its improvement of performance and strong operating cash flow. It has also identified sufficient opportunities in the marketplace to be confident that there is real potential to further enhance value for shareholders. Syltone continues to extend the geographical locations in which it operates, is testing new products for introduction into its markets and is vigorously seeking substantial cost reductions by sourcing from lower cost locations in Eastern Europe and the Far East. The Board is confident that these activities will generate positive results.

Peter Andrews
Chairman

13 November 2003

Appendix IV – Financial Information on Syltone

SYLTONE plc AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATED PROFIT & LOSS ACCOUNT
for the half year ended 30th September 2003

	Half Year To 30.9.03 £'000	Half Year To 30.9.02 £'000	Year To 31.3.03 £'000

TURNOVER
UK	10,712	10,770	21,556
Overseas	31,957	26,346	57,242

	42,669	37,116	78,798

OPERATING PROFIT	2,403	1,871	5,816
Interest - Net	(355)	(536)	(1,013)

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION	2,048	1,335	4,803

Taxation: UK	(327)	(124)	(606)
Overseas	(431)	(398)	(1,175)

PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION	1,290	813	3,022
Minority interests - Equity	--	(4)	--

PROFIT ATTRIBUTABLE TO ORDINARY SHAREHOLDERS	1,290	809	3,022
Ordinary dividend paid and proposed	(9)	(562)	(1,835)

RETAINED PROFIT FOR THE PERIOD	1,281	247	1,187

EARNINGS PER SHARE	5.16p	3.24p	12.10p
DILUTED EARNINGS PER SHARE	5.10p	3.22p	12.06p
Rates of dividend
Interim dividend per share	0.00p	2.25p	2.25p

	£'000	£'000	£'000

Depreciation	1,115	1,225	2,320
Fixed assets acquired	981	466	1,370
Research & development expenditure	826	764	1,786

1.

The interim results are unaudited. The results for the year to 31st March 2003 are an abridged version from the Company's full accounts which have been filed with the Registrar of Companies and on which the Company's auditors reported without qualification.

2.	A copy of this Interim Statement will be circulated to all shareholders on the Register at close of business on 19th November 2003. Copies are also available on application to the Registered Office.

Registered Office - Springmill Street, Bradford, BD5 7HW Tel: 01274 715240

Website: www.syltone.co.uk

Registered No. -736644

Appendix IV – Financial Information on Syltone

SYLTONE plc AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATED BALANCE SHEET
as at 30th September 2003

	At 30.9.03 £'000	At 30.9.02 £'000	At 31.3.03 £'000

FIXED ASSETS
Intangible Assets	3,161	2,613	2,587
Tangible Assets	17,043	17,019	17,259
Investments	403	604	604

	20,607	20,236	20,450

CURRENT ASSETS
Stock	12,161	11,832	11,509
Debtors	19,046	18,248	19,281
Cash at bank and in hand	4,674	2,901	4,434

	35,881	32,981	35,224

CREDITORS
Falling due within one year:
Borrowings	(2,903)	(2,885)	(2,409)
Other Creditors	(17,924)	(16,502)	(17,921)

	(20,827)	(19,387)	(20,330)
NET CURRENT ASSETS	15,054	13,594	14,894

TOTAL ASSETS LESS CURRENT LIABILITIES	35,661	33,830	35,344
CREDITORS
Falling due after more than one year:
Borrowings	(12,241)	(12,987)	(12,990)
Other creditors	(269)	(262)	(321)
PROVISIONS FOR LIABILITIES AND CHARGES	(1,593)	(955)	(1,522)
DEFERRED INCOME - Capital Expenditure Grants	–	(16)	(1)

	21,558	19,610	20,510

SHAREHOLDERS' FUNDS - EQUITY	21,558	19,318	20,224
MINORITY INTERESTS - EQUITY	–	292	286

	21,558	19,610	20,510

The Balance Sheets at 30th September are unaudited. The Balance Sheet at 31st March 2003 is an abridged version from the Company's full accounts which have been filed with the Registrar of Companies and on which the Company's auditors reported without qualification.

Appendix IV – Financial Information on Syltone

SYLTONE plc AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATED CASH FLOW STATEMENT
for the half year ended 30th September 2003

	Half year to 30.9.03 £'000	Half year to 30.9.02 £'000	Year to 31.3.03 £'000

Cash flow from operating activities	3,610	2,778	9,475
Returns on investments and servicing of finance	(393)	(405)	(903)
Taxation	(612)	(415)	(1,182)
Capital expenditure and financial investment	(685)	(546)	(1,181)
Acquisitions and disposals	(1,286)	73	115
Equity dividends paid	–	–	(1,835)

Cash inflow before management of liquid resources and financing	634	1,485	4,489
Financing	(977)	(592)	(1,633)

(Decrease)/Increase in cash in the period	(343)	893	2,856

CONSOLIDATED SALES ANALYSIS BY DESTINATION
for the half year ended 30th September 2003

	30.9.03 At Actual Exchange rate £'000	30.9.03 At 30.9.02 Exchange rate £'000	30.9.02 At 30.9.02 Exchange rate £'000

UK	10,712	10,712	10,770
FRANCE	5,216	4,676	4,774
GERMANY	3,203	2,872	3,252
OTHER EUROPEAN	9,436	8,557	4,910
NORTH AMERICA	7,990	8,168	7,291
OTHER	6,112	5,616	6,119

TOTAL	42,669	40,601	37,116

RECONCILIATION OF MOVEMENTS IN CONSOLIDATED SHAREHOLDERS' FUNDS

30.9.03 £'000

At 31st March 2003	20,224
Retained profit for the year	1,281
Currency translation differences on foreign currency net investments	53
At 30th September 2003	21,558"

Appendix V – Additional Information

1.   Responsibility statement

(a)

The directors of Syltone, whose names are set out in paragraph 2(c) below, accept responsibility for the information contained in this document relating to Syltone, the directors of Syltone, their immediate families and persons connected with the directors of Syltone (within the meaning of section 346 of the Companies Act) and associates of Syltone. To the best of the knowledge and belief of the directors of Syltone (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b)

The Executive Committee, the names of the members of which are set out in paragraph 2(a) below, accepts responsibility for all other information contained in this document. To the best of the knowledge and belief of the Executive Committee (which has taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.    Directors

(a)	The directors of GD First (and the members of the Executive Committee) are as follows:

Ross Centanni Helen Cornell Philip Roth Tracy Pagliara

The registered office of GD First is c/o Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London, E14 5DS.

(b)

The directors of Gardner Denver are Diane K. Schumacher, Thomas M. McKenna, Ross J. Centanni, Frank J. Hansen, Donald G. Barger, Jr., Richard L. Thompson and Raymond R. Hipp. The principal place of business of Gardner Denver (and the usual business address of each director of Gardner Denver and each member of the Executive Committee) is 1800 Gardner Expressway, Quincy, IL 62301, USA.

(c)	The directors of Syltone are as follows:

Peter Andrews (Chairman) Trevor Murch Andrew Hartley Richard Templeton (Non-Executive) John Barnsley (Non-Executive) Dr David Speirs (Non-Executive)

The registered office of Syltone is Springmill Street, Bradford, West Yorkshire BD5 7HW.

3. Shareholdings in Syltone Shares

For the purposes of this paragraph 3:

“arrangement” includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing.

“associate” means:

(i)	subsidiaries and associated companies of Gardner Denver or Syltone, and companies of which any such subsidiaries or associated companies are associated companies;

Appendix V – Additional Information

(ii)

banks, financial and other professional advisers (including stockbrokers) to Gardner Denver or Syltone or a company covered in (i) above, including persons controlling, controlled by or under the same control as such banks or professional advisers;

(iii)	the directors of Gardner Denver or Syltone or any company referred to in (i) above (together, in each case, with their close relatives and related trusts); and

(iv)	the pension funds of Gardner Denver or Syltone or any company referred to in (i) above.

“disclosure period” means the period commencing on 13 November 2002 (being the date 12 months prior to the commencement of the Offer Period) and ending on 24 November 2003 (the latest practicable date prior to the posting of this document).

“relevant securities” means Syltone Shares and securities convertible into, or exchangeable for, rights to subscribe for and options (including traded options) in respect of, or derivatives referenced to, Syltone Shares.

references to a “bank” does not apply to a bank whose sole relationship with GD First or Syltone or a company covered in (i) above is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work.

Ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and “control” means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of the company which are currently exercisable at a general meeting of the company, irrespective of whether the holding or aggregate holding gives de facto control.

(a)	Interests in Syltone

(i)

As at the close of business on 24 November 2003 (the latest practicable date prior to the posting of this document), the interests of the directors of Syltone and their immediate families related trusts, and (so far as the directors of Syltone are aware) connected persons (within the meaning of section 346 of the Companies Act), beneficial and non-beneficial, in the issued share capital of Syltone, which have been notified to Syltone pursuant to sections 324 or 328 of the Companies Act or which are otherwise required to be entered in the register of such interests maintained pursuant to section 325 of the Companies Act are as follows:

Name	Number of Syltone Shares

Peter Andrews	17,928
John Barnsley	174,650
Andrew Hartley	97,254
Trevor Murch	10,000
David Speirs	20,254
Richard Templeton	15,428

(ii)

As at the close of business on 24 November 2003 (the latest practicable date prior to the posting of this document), the following options over Syltone Shares have been granted to the directors of Syltone under the terms of the Syltone Share Option Schemes and remain outstanding:

(A)	The Syltone plc 2002 Approved Share Option Plan

Name	No. of Syltone Shares under Option	Date of Grant Period	Exercise Price per share (p)	Usual Exercise Period

Andrew Hartley	31,746	27 September 2002	94.5	27 September 2005 to 26 September 2012
Trevor Murch	25,423	25 June 2003	118	25 June 2006 to 24 June 2013
Appendix V – Additional Information

(B)	The Syltone plc 2002 Unapproved Share Option Plan

Name	No. of Syltone Shares under Option	Date of Grant	Exercise Price per share (p)	Usual Exercise Period

Andrew Hartley	113,254	27 September 2002	94.5	27 September 2005 to 26 September 2012
	84,745	25 June 2003	118	25 June 2006 to 24 June 2013
Trevor Murch	101,694	25 June 2003	118	25 June 2006 to 24 June 2013

(C)	The Syltone 1994 Unapproved Share Option Plan

Name	No. of Syltone Shares under Option	Date of Grant	Exercise Price per share (p)	Usual Exercise Period

Andrew Hartley	25,000	18 January 1996	167	18 January 1999 to 17 January 2006
Trevor Murch	291,667	10 July 2002	96	10 July 2005 to 9 July 2012

(D)	Mr Andrews' Option

Name	No. of Syltone Shares under Option	Date of Grant	Exercise Price per share (p)	Usual Exercise Period

Peter Andrews	462,427	8 September 1999	86.5	8 September 2002 to 7 September 2009

7 September 2009
(b)	Dealings in Syltone Shares

(i)

The following dealings for value in Syltone Shares (including the exercise of options under the Syltone Share Option Schemes) by directors of Syltone or members of their immediate families have taken place during the disclosure period:

Name	Date	Nature of Transaction	Number of Syltone Shares	Price per Syltone Share (p)

Peter Andrews	23 December 2002	Purchase	5,000	98
Mrs B Timlin (wife of Richard Templeton)	6 December 2002	Purchase	4,000	99
Mrs B Timlin (wife of Richard Templeton)	25 June 2003	Purchase	5,000	126
David Speirs	5 February 2003	Purchase	2,000	91
David Speirs	2 December 2002	Purchase	3,000	99
John Barnsley	2 December 2002	Purchase	10,000	97
John Barnsley	3 December 2002	Purchase	25,000	110
John Barnsley	4 December 2002	Purchase	15,000	115
John Barnsley	14 February 2003	Purchase	7,820	98
John Barnsley	26 February 2003	Purchase	30,000	101
Trevor Murch	4 December 2002	Purchase	10,000	104.5
Appendix V – Additional Information

(ii)

The following dealings for value in Syltone Shares have taken place during the disclosure period by the owners of Syltone Shares in respect of which irrevocable undertakings to accept the Offer have been given:

Name	Date	Nature of Transaction	Number of Syltone Shares	Price per Syltone Share (p)

The Clegg family[1]	12 December 2002	Purchase	25,000	106.5
The Clegg family[1]	23 December 2002	Purchase	50,000	98.5
The Clegg family[1]	2 January 2003	Purchase	25,000	96
Osprey Smaller Companies Income Fund Limited[2,4]	26 November 2002	Purchase	30,000	88.7
Eaglet Investment Trust Fund plc[3,4]	4 December 2002	Sale	25,000	104.5
Eaglet Investment Trust Fund plc[3,4]	18 December 2002	Sale	300,000	98
Acorn Income Fund Limited[2,4]	18 December 2002	Purchase	300,000	98

[1] Through NCL Nominees Limited (A/c 179731)
[2] Through Forest Nominees Limited
[3] Through HSBC Global Nominees (UK) Limited (A/c 866379)
[4] Fund managed by Unicorn Asset Management Limited

(c)	General

As at 24 November 2003 (the latest practicable date prior to the posting of this document):

(i)

Neither GD First, Gardner Denver nor any of the directors of GD First or Gardner Denver nor any member of their immediate families or related trusts, nor any connected persons or persons acting in concert with GD First or Gardner Denver owned, controlled or (in the case of the directors of GD First or Gardner Denver and their immediate families) was interested, directly or indirectly, in any relevant securities, nor has any such person dealt for value in any relevant securities during the disclosure period.

(ii)

Save as disclosed in this paragraph 3 of this Appendix V, neither Syltone nor any of the directors of Syltone, nor any member of their immediate families owned or related trusts, nor connected persons, nor persons who have given irrevocable undertakings to accept the offer, owns or controls or (in the case of the directors of Syltone and their immediate families) was interested, directly or indirectly, in any relevant securities, nor has any such person dealt for value in any relevant securities during the disclosure period. Neither Syltone nor any of the directors of Syltone owns, controls or is interested, directly or indirectly, in shares of Gardner Denver or GD First or has dealt for value therein during the disclosure period.

(iii)

Save as disclosed in this paragraph 3 of this Appendix V, no subsidiary of Syltone and no bank, stockbroker, financial or other professional adviser (other than an exempt market maker) to Syltone or any subsidiary of Syltone, or any associated company of Syltone, nor any person controlling, controlled by, or under the same control as such bank, stockbroker, financial or other professional adviser, nor any pension fund of Syltone or any of its subsidiaries, nor any person whose investments are managed on a discretionary basis by fund managers (other than exempt fund managers) connected with Syltone, owns, controls or is interested, directly or indirectly, in any relevant securities, nor has any such person dealt for value therein during the period commencing 13 November 2003 and ending 24 November 2003 (the latest practicable date prior to the posting of this document).

(iv)

Save for the irrevocable undertakings referred to in paragraph (d) below, neither GD First nor Syltone nor any associates of GD First or Syltone, nor any person acting in concert with GD First is a party to an arrangement with any person in relation to relevant securities.

Appendix V – Additional Information

(d)	Irrevocable Undertakings

(i)	Irrevocable undertakings to accept the Offer have been given by the directors of Syltone and their related parties in respect of their entire shareholdings of Syltone Shares as follows:

Name	Number of Sylton Shares

Peter Andrews	17,928
John Barnsley	174,650
Andrew Hartley	97,254
Trevor Murch	10,000
David Speirs	20,254
Richard Templeton	15,428

(ii)

In addition, irrevocable undertakings to accept or to procure acceptance of the Offer have been received in respect of the following holdings of Syltone Shares representing the respective holdings of Syltone Shares of such persons:

Name	Number of Sylton Shares

BBHISL Nominees Limited[1]	287,931
NCL Nominees Limited[1]	6,094,624
Eaglet Investment Trust Fund plc[2,3,5]	2,778,416
Acorn Income Fund Limited[2,4,5]	1,262,480
Osprey Smaller Companies Income Fund Limited[2,4,5]	280,000

1	Representing certain Clegg family interests.
2	These undertakings will cease to be binding in the event that a competing offer is made for Syltone by another party within 14 days after the despatch of this Offer Document, the value of that competing offer exceeds the value of the Offer by 10 per cent. or more in cash and the Offer is not revised to a value which is not less favourable than such competing offer within 14 days.
3	Registered in the name of HSBC Global Nominees (UK) Limited (A/c 866379).
4	Registered in the name of Forest Nominees Limited.
5	Fund managed by Unicorn Asset Management Limited.

4. Market quotations

The following table shows the closing middle market quotations for Syltone Shares as derived from the Daily Official List for (i) the first business day in each of the six months prior to the date of this document, (ii) 12 November 2003 (being the last business day prior to the commencement of the Offer Period); and (iii) 21 November 2003 (the latest practicable date prior to the posting of this document):

Date 2003	Syltone Share Price (p)

2 June	117.5
1 July	125.5
1 August	125.5
1 September	137.5
1 October	135.5
3 November	144.5
12 November	143.5
21 November	181.5

5. Financing arrangements

The Offer is being financed from existing cash resources and committed credit facilities of the Gardner Denver Group. Neither the payment of interest on, nor repayment of, nor security for any liability (contingent or otherwise) of the Gardner Denver Group will depend to any significant extent on the business of Syltone. UBS is satisfied that sufficient resources are available to GD First to satisfy the consideration payable as a result of full acceptance of the Offer.

Appendix V – Additional Information

6. Service contracts of directors of Syltone

(a)	No directors of Syltone have service contracts with Syltone which have more than twelve months to run.

(b)

The remuneration committee of the Board of Syltone has approved the payment to Mr Peter Andrews of the sum of £44,814 as additional compensation for services provided by Mr Andrews to Syltone in relation to the Offer, being services additional to those provided for in his service agreement with Syltone under which he is employed on a part time basis for two days a week. The additional compensation will be paid irrespective of whether the Offer becomes unconditional.

(c)	Certain of the directors of Syltone have entered into agreements with Gardner Denver as follows:

(i)	Trevor Murch

Mr Murch is currently employed by Syltone under a service agreement terminable by the Company on 12 months’ notice. Mr Murch has agreed with Gardner Denver that he will remain chief executive officer of Syltone for a minimum period of 6 months (the “Minimum Period”) following the date on which the Offer is declared wholly unconditional. Following the expiry of the Minimum Period, should Syltone or Mr Murch serve notice to terminate the service agreement, Gardner Denver has agreed that Mr Murch will be entitled to receive a payment equivalent to 12 months’ salary and contractual benefits, subject to the deduction of appropriate tax and other statutory deductions.

(ii)	John Barnsley

Gardner Denver has agreed with B M Consulting Limited (“BMC”), the company through which Mr Barnsley is engaged by Syltone, and Mr Barnsley that, if the Offer is declared wholly unconditional, Gardner Denver will procure that the Company make a payment to BMC of £18,500 plus VAT, being the amount of the entitlement under the terms of appointment, on condition that Mr Barnsley resigns as a director of the Company.

(iii)	David Speirs

Gardner Denver has agreed with Dr Speirs that, if the Offer is declared wholly unconditional, Gardner Denver will procure that the Company make a payment to Dr Speirs of £18,500, subject to deductions for income tax and national insurance contributions, being the amount of the entitlement under the terms of appointment, on condition that Dr Speirs resigns as a director of the Company.

(iv)	Richard Templeton

Gardner Denver has agreed with Mr Templeton that, if the Offer is declared wholly unconditional, Gardner Denver will procure that the Company make a payment to Mr Templeton of £21,500, subject to deductions for income tax and national insurance contributions, being the amount of the entitlement under the terms of appointment, on condition that Mr Templeton resigns as a director of the Company.

7. Material contracts

(a)	Gardner Denver

There have been no contracts entered into by any member of the Gardner Denver Group (not being contracts entered into in the ordinary course of business), within the two years preceding the commencement of the Offer Period which are, or which may be, material.

(b)	Syltone

There have been no contracts entered into by any member of the Syltone Group (not being contracts entered into in the ordinary course of business), within the two years preceding the commencement of the Offer Period which are, or which may be, material.

Appendix V – Additional Information

8. Financial and trading position

(a)

Save as disclosed in Appendix III to this document, there has been no material change in the financial or trading position of Gardner Denver since 31 December 2002, the date to which the latest published audited accounts of Gardner Denver were prepared.

(b)

Save as disclosed in Appendix IV, there has been no material change in the financial or trading position of Syltone since 31 March 2003, the date to which the latest published audited accounts of Syltone were prepared.

9. Other information

(a)

There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Syltone Shares to be acquired by the GD First pursuant to the Offer will be transferred to any other person, save that GD First reserves the right to transfer such beneficial ownership to any other member of the Gardner Denver Group as it shall nominate.

(b)

Save as disclosed in paragraph 6 of this Appendix V, there is no agreement, arrangement or understanding (including any compensation arrangement) between GD First or any person acting in concert with GD First for the purposes of the Offer and any of the directors, recent directors, shareholders or recent shareholders of Syltone having any connection with or dependence on or which is conditional upon the outcome of, the Offer.

(c)

Each of UBS and ING has given and has not withdrawn its written consent to the issue of this document with the inclusion of the references to their respective names in the form and context in which they appear.

(d)

Settlement of the consideration to which any Syltone Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which GD First may otherwise be, or claim to be, entitled against such shareholder.

(e)

Save as disclosed in paragraph 6 in this Appendix V, no proposal exists in connection with the Offer that any payment be made to any person as compensation for loss of office or as consideration for, or in connection with, his retirement from office.

10. Sources of information and bases of calculation

(a)

The aggregate consideration under the Offer is based upon the issued share capital of Syltone, 25,511,055 shares, as at 31 July 2003 at the Offer price of 185 pence per share and excludes Syltone Shares that could fall to be issued on exercise of options under the Syltone Share Option Schemes.

(b)	The financial information on Syltone is taken from Syltone’s annual report and financial accounts for the year ended 31 March 2003 and the interim results for the half year ended 30 September 2003.

(c)	The financial information on Gardner Denver for the year ended 31 December 2002 is taken from Gardner Denver’s report on Form 10-K dated 26 March 2003.

(d)	The average Closing Price for a Syltone Share for the six month period ended 12 November 2003 is based upon information sourced from the Daily Official List.

(e)

The Closing Price on 12 November 2003 (shown in paragraph 4 of this Appendix V) is as stated in the Daily Official List for that day. Prior to the publication of the Daily Official List for that day, the London Stock Exchange indicated to UBS that the Closing Price was 143.6 pence, as referenced in the announcement of the Offer.

(f)

The average US dollar/sterling exchange rate of US$1.501:£1, calculated as the average of the daily closing exchange rates for the twelve month period to 31 December 2002, was applied in calculating the sterling equivalent of the financial results of Gardner Denver for the financial year ended 31 December 2002. Likewise, the sterling equivalent of the financial results for the financial year ended 31 December 2001 was

Appendix V – Additional Information

calculated using the average exchange rate for the period of US$1.440 : £1. The Gardner Denver sterling balance sheet data as at 31 December 2002 was calculated using the exchange rate at close of business on that day which was US$1.610 : £1. All exchange rate data was sourced from Thomson Financial (Datastream).

11.     Documents available for inspection

Copies of the documents listed below may be inspected at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP at 40 Bank Street, Canary Wharf, London E14 5DS during business hours on any weekday (Saturdays, Sundays and public holidays excepted) whilst the Offer remains open for acceptance:

(a)	the Memorandum and Articles of Association of Syltone;

(b)	the Memorandum and Articles of Association of GD First;

(c)	the Amended and Restated Certificate of Incorporation and By-laws of Gardner Denver;

(d)	the published audited consolidated annual report on Form 10-K of Gardner Denver for the financial years ended 31 December 2001 and 31 December 2002;

(e)	the Form 8-K of Gardner Denver dated 20 October 2003;

(f)	the published audited consolidated accounts of Syltone for the financial years ended 31 March 2002 and 2003;

(g)	unaudited interim reports of Syltone for the six months ended 30 September 2003;

(h)	the irrevocable undertakings referred to in paragraph 3(d) above;

(i)	the letter agreements referred to in paragraph 6(c) above;

(j)	the written consents referred to in paragraph 9(c) above;

(k)	the letter of valuation of the Loan Notes by UBS dated 25 November 2003;

(l)	the draft (subject to modification) of the instrument constituting the Loan Notes;

(m)	the agreement between Syltone and GD First relating to the inducement fee described in Part 1 of this document dated 13 November 2003;

(n)	this Offer Document and the Form of Acceptance.

Dated 25 November 2003

Appendix VI – Definitions

The following definitions apply throughout this document and the Form of Acceptance, unless the context requires otherwise:

announcement date or date of the	13 November 2003;
announcement
Australia	the Commonwealth of Australia and its dependent territories;
Board	as the context requires, the board of directors of GD First or the board of directors of Syltone;
Business day	a day (excluding Saturdays, Sundays and public holidays) on which banks are generally open for business in the City of London;
certificated or in certificated form	a share or other security which is not in uncertificated form (that is, not in CREST);
Closing Price	the middle market price of the relevant share at the close of business on the day to which such price relates, derived from the Daily Official List of the London Stock Exchange for that day;
Code	The City Code on Takeovers and Mergers;
Companies Act	the Companies Act 1985, as amended;
CREST	the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations);
CRESTCo	CRESTCo Limited;
CREST Member	a person who has been admitted by CRESTCo as a system member (as defined in the Regulations);
CREST Participant	a person who is, in relation to CREST, a system participant (as defined in the Regulations);
CREST Payment	shall have the meaning given in the CREST manual issued by CRESTCo;
CREST Sponsor	a CREST Participant admitted to CREST as a CREST sponsor;
CREST Sponsored Member	a CREST Member admitted to CREST as a sponsored member;
Daily Official List	the Daily Official List of the London Stock Exchange;
Electronic Acceptance	the inputting and settling of a TTE instruction which constitutes or is deemed to constitute an acceptance of the Offer on the terms set out in this document;
Encumbrance	any charge, mortgage, lien, hypothecation, judgment, equitable interest, encumbrance, easement, security, title retention, preferential right, trust arrangement or any other security interest or any other agreement or arrangement having a commercial effect analogous to the conferring of security or any similar right in favour of any person;
Appendix VI – Definitions

ESA Instruction	an Escrow Account Adjustment Input (AESN), transaction type "ESA" (as described in the CREST manual issued by CRESTCo);
Escrow Agent	the Receiving Agent (in its capacity as an Escrow Agent as described in the CREST manual issued by CRESTCo);
Executive Committee	the executive committee of Gardner Denver and the directors of GD First comprising Ross Centanni, Helen Cornell, Tracy Pagliara and Philip Roth;
Form of Acceptance	the form of acceptance, authority and election for use by Syltone Shareholders in connection with the Offer;
Gardner Denver	Gardner Denver, Inc.;
Gardner Denver Group or the Offeror Group	Gardner Denver and its subsidiaries
GD First or the Offeror	GD First (UK) PLC, a wholly owned subsidiary of Gardner Denver;
ING	ING Bank N.V., London Branch;
Listing Rules	the listing rules made by the UK Listing Authority and published in its book entitled "The Listing Rules" (as amended from time to time);
Loan Note Alternative	the alternative whereby Syltone Shareholders (except for certain Overseas Shareholders) who validly accept the Offer may elect to receive Loan Notes in lieu of all or part of the cash consideration to which they would otherwise be entitled under the Offer;
Loan Noteholders	holders of Loan Notes and a "Loan Noteholder" means all or any of them;
Loan Notes	the GD First variable rate guaranteed unsecured loan notes 2009 to be issued subject to the conditions set out in this document pursuant to the Loan Note Alternative summary particulars of which are set out in Appendix II;
London Stock Exchange	London Stock Exchange plc;
member account ID	the identification code or number attached to any member account in CREST;
Mr Andrews' Option	the option to acquire Syltone Shares granted by Syltone to Mr Peter Andrews on 8 September 1999, as amended on 7 July 2000;
Offer	the recommended offer being made by UBS, on behalf of GD First, to acquire all of the Syltone Shares on the terms and subject to the conditions set out in this document and the Form of Acceptance, including, where the context so requires, any subsequent revision, variation, extension or renewal of such offer;
Offer Document	this document and any other document containing the Offer;
Offer Period	the period commencing 13 November 2003 and ending at 3:00 p.m. on 16 December 2003 or, if later, the date on which the Offer becomes or is declared unconditional as to acceptance or lapses or is withdrawn;
Official List	the Official List of the UK listing authority;
Appendix VI – Definitions

Overseas Shareholders	Syltone Shareholders resident in or nationals or citizens of or who are subject to jurisdictions outside the UK or who are nominees of, or custodians, trustees or guardians for, citizens or nationals of or persons subject to such other jurisdictions;
Panel	the Panel on Takeovers and Mergers;
Participant ID	the identification code or membership number used in CREST to identify a particular CREST Member or other CREST Participant;
Receiving Agent	Capita IRG plc;
Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No.3755);
Regulatory Information Service	any of the services set out in schedule 12 to the Listing Rules;
Subsidiary	a subsidiary as defined in section 736 of the Companies Act;
Syltone or the Company	Syltone plc;
Syltone Group	Syltone and its Subsidiaries;
Syltone Share Option Schemes	the share option schemes operated by Syltone, being the Syltone plc 2002 Approved Share Option Plan, the Syltone plc 2002 Unapproved Share Option Plan, the Syltone 1994 Approved Executive Share Option Scheme, the Syltone 1994 Unapproved Executive Share Option Scheme, Mr. Andrews' Option, the Syltone plc Long Term Incentive Plan and the Syltone Share Save Option Scheme;
Syltone Shareholders	holders of Syltone Shares;
Syltone Shares	the existing unconditionally allotted or issued ordinary shares of 25 pence each in Syltone and any further such shares which are unconditionally allotted or issued (including pursuant to the exercise of outstanding options granted under the Syltone Share Option Schemes) at or prior to the time at which the Offer ceases to be open for acceptance or, subject to the provisions of the Code, such earlier time and/or date as GD First may determine;
TFE instruction	a transfer from escrow instruction (as defined by the CREST manual issued to CRESTCo);
TTE instruction	a transfer to escrow instruction (as defined by the CREST manual issued to CRESTCo);
UBS or UBS Investment Bank	UBS Limited;
UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland;
UK Listing Authority	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services adn Markets Act 2000;
uncertificated or in	recorded on the relevant register of Syltone as being held in uncertificated form in CREST,
uncertificated form	and title to which, by virtue of the Regulations, may be transferred by means of CREST;
Appendix VI – Definitions

United States or US	the United States of America, its territories and possessions, any State of the United States of America and the District of Colombia, and all other areas subject to its jurisdiction; and
US Securities Act	the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

For the purpose of this document, “holding company”, “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given by the Companies Act (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A to the Companies Act) and “substantial interest” means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking.

References to US$ and US dollars, and references to £ and p or pence are to dollars and to pounds sterling and pence being the lawful currency of the United States and the United Kingdom respectively.